Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

IDEANOMICS, INC.,

TIMIOS HOLDINGS CORP.,

ALL OF THE STOCKHOLDERS OF TIMIOS HOLDINGS CORP.,

and

RAYMOND DAVISON, as the Stockholders’ Representative

Dated: November 10, 2020

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1
1.1.	Definitions.	1
1.2.	Rules of Construction.	14
ARTICLE II Purchase and Sale		14
2.1.	Closing.	14
2.2.	Purchase and Sale.	15
2.3.	Closing Consideration.	15
2.4.	Post-Closing Consideration Adjustment.	16
2.5.	Withholding.	17
ARTICLE III		17
3.1.	Organization and Power.	18
3.2.	Authorization and Enforceability.	18
3.3.	Purchased Shares.	18
3.4.	No Violation.	18
3.5.	Governmental Authorizations and Consents.	19
3.6.	No Liens.	19
3.7.	Disclosure.	19
ARTICLE IV Representations and Warranties of the Company		19
4.1.	Organization and Power.	20
4.2.	Authorization and Enforceability.	20
4.3.	Capitalization.	21
4.4.	No Violation.	22
4.5.	Governmental Authorizations and Consents.	22
4.6.	Financial Statements.	22
4.7.	Absence of Certain Changes.	23
4.8.	Relationships with Affiliates.	25
4.9.	Indebtedness to and from Officers and Directors of the Group Companies.	25
4.10.	Assets.	25
4.11.	Real Property.	26
4.12.	Intellectual Property.	26
4.13.	Contracts.	29
4.14.	Compliance with Laws.	31
4.15.	Environmental Matters.	31
4.16.	Litigation.	31
4.17.	Personnel Matters.	31
4.18.	Labor Matters.	32
4.19.	Employee Benefits.	33
4.20.	Tax Matters.	36
4.21.	Insurance.	38
4.22.	Customers and Suppliers.	38
4.23.	Accounts Receivable.	38
4.24.	Books and Records.	39
4.25.	No Brokers.	39
4.26.	Disclosure.	39

ARTICLE V Representations and Warranties of Buyer		39
5.1.	Organization and Power.	39
5.2.	Authorization and Enforceability.	40
5.3.	No Violation.	40
5.4.	Governmental Authorizations and Consents.	40
5.5.	No Brokers.	40
5.6.	Investment Intent.	41
5.7.	No Reliance.	41
ARTICLE VI Covenants		41
6.1.	Conduct of the Company.	41
6.2.	Access to Information.	44
6.3.	Consents and Approvals.	44
6.4.	Tax Matters.	45
6.5.	Confidentiality.	46
6.6.	Indebtedness; Transaction Expenses.	47
6.7.	Exclusivity.	47
6.8.	Public Announcements.	48
6.9.	Notice of Developments.	48
6.10.	Termination of Affiliated Loans.	48
6.11.	Releases.	48
6.12.	Non-Competition and Non-Solicitation.	50
6.13.	Financing.	51
6.14.	Disclosure Schedules.	51
6.15.	D&O Insurance.	51
ARTICLE VII Conditions to Closing		52
7.1.	Conditions to the Obligations of the Stockholders and the Company.	52
7.2.	Conditions to the Obligations of Buyer.	52
ARTICLE VIII Deliveries at Closing		54
8.1.	Deliveries by the Company and the Stockholders at Closing.	54
8.2.	Deliveries by Buyer at Closing.	55
ARTICLE IX Indemnification; Survival		56
9.1.	Expiration of Representations and Warranties.	56
9.2.	Indemnification.	56
9.3.	Recourse; Escrow Release; Set-Off.	61
9.4.	Exclusive Remedy.	62
ARTICLE X Termination		62
10.1.	Termination Events.	62
10.2.	Procedure and Effect of Termination.	63
ARTICLE XI Miscellaneous		63
11.1.	Stockholders’ Representative.	63
11.2.	Expenses.	65
11.3.	Notices.	65
11.4.	Governing Law.	66
11.5.	Entire Agreement.	66
11.6.	Severability.	66
11.7.	Amendment.	67
11.8.	Effect of Waiver or Consent.	67
11.9.	Parties in Interest; Limitation on Rights of Others.	67
11.10.	Assignability.	67
11.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	68
11.12.	No Other Duties.	68
11.13.	Reliance on Counsel and Other Advisors.	68
11.14.	Remedies.	68
11.15.	Specific Performance.	68
11.16.	Counterparts.	69
11.17.	Further Assurances.	69

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 10, 2020, by and among Ideanomics, Inc., a Nevada corporation (“Buyer”), Timios Holding Corp., a Delaware corporation (the “Company”), Mark Angelo Family, LP, a Delaware limited partnership (“MAF”), Matthew Beckman Family, LP, a Delaware limited partnership (“MBF”), Gerald Eicke Family, LP, a Delaware limited partnership (“GEF”), David Gonzalez Family, LP, a Delaware limited partnership (“DGF”), Michael Rosselli (“Rosselli”), Maureen Angelo (“Angelo”), 2019 Stoffer Family Trust (“Stoffer”), Raymond Davison (“Davison”), Leonard Splane (“L. Splane”), Yutuka Sarumaru (“Sarumaru”), Ross English (“English”), Timothy Splane (“T. Splane”), Joseph Montag (“Montag”), Matthew Hall (“Hall”), Jordan Tomenga (“Tomenga”), Richard and Deannah Thomas Revocable Trust (“RDTRT”), Dominic Janero (“Janero”), SKS Consulting of South Florida Corp., a Florida corporation (“SKS”), Apollo Group Holdings, LLC, a Delaware limited liability company (“Apollo,” and together with MAF, MBF, GEF, DGF, Rosselli, Angelo, Stoffer, Davison, L. Splane, Sarumaru, English, T. Splane, Montag, Hall, Tomenga, RDTRT, Janero, and SKS, each a “Stockholder” and, collectively, the “Stockholders”), and Ray Davison, in his capacity as Stockholders’ Representative hereunder.

RECITALS

WHEREAS, Buyer desires to purchase from each Stockholder, and each Stockholder desires to sell to Buyer, all of the Stockholder’s right, title and interest in and to the shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), and preferred stock of the Company, par value $0.00001 per share (the “Preferred Stock”), held by the such Stockholder as specified herein, upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.          Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ACA” has the meaning set forth in Section 4.19(e).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The Group Companies shall be deemed for purposes of this Agreement an Affiliate of the Stockholders prior to the Closing and of Buyer from and after the Closing.

“Affiliated Loans” means loans made by a Group Company to a Stockholder that are set forth (or required to be set forth) on Section 4.9 of the Company Disclosure Schedule, together with any loans made by the Company to a Stockholder between the date hereof and Closing that, if in place on the date hereof, would have been required to have been included on Section 3.9 of the Company Disclosure Schedule.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time in accordance with the terms hereof.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions.

“Angelo” has the meaning set forth in the Preamble.

“Apollo” has the meaning set forth in the Preamble.

“Auditor” has the meaning set forth in Section 2.4(b).

“Base Consideration” has the meaning set forth in Section 2.3(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to the Company in connection with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Buyer Liability Cap” has the meaning set forth in Section 9.2(c)(ii).

“Buyer Releasee” has the meaning set forth in Section 6.11(a).

“Buyer Releasor” has the meaning set forth in Section 6.11(a).

“Capital Stock” means, collectively, the Common Stock and the Preferred Stock.

“Cash” means cash (including, without limitation, restricted cash), cash equivalents, and marketable securities.

“Claims” has the meaning set forth in Section 6.11(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means all Cash held by the Group Companies as of immediately prior to the Closing, determined on a consolidated basis in accordance with GAAP; provided that “Closing Cash” shall be (a) increased by the amount of deposits or other payments received by the Group Companies but not yet credited to the bank accounts of the Group Companies as of such time, (b) reduced by the amount of any outstanding checks or other payments issued by the Group Companies but not yet deducted from the bank accounts of the Group Companies as of such time, and (c) calculated net of any amounts overdrawn from the bank accounts of the Group Companies as of such time.

“Closing Consideration” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means non-customized, off-the-shelf, commercially-available Software licensed pursuant to a standard form license agreement, used internally (and not licensed or sublicensed to third parties) by the Group Companies in connection with the business of the Group Companies as currently conducted, and with annual royalty, license, maintenance, support and other fees of $100,000 or less.

“Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Data” has the meaning set forth in Section 4.12(k).

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Buyer in connection with the execution and delivery of this Agreement.

“Company Employment Contracts” has the meaning set forth in Section 4.17(d).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Group Companies.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including, without limitation, telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including, without limitation, through cloud-based or other third-party service providers) by or for the Group Companies.

“Company Products” means all Software products and related services of the Group Companies that are currently or at any time in the past have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Group Companies or otherwise used in the operation of the business of the Group Companies, or are currently under development by or for the Group Companies.

“Company Sites” has the meaning set forth in Section 4.12(j).

“Consideration” means the Closing Consideration plus the Escrow Amount, minus any portion of the Escrow Amount which the Stockholders are not entitled to pursuant to Section 2.4 and Section 9.3.

“Consultant” means all Persons who are or have been engaged as consultants by the Group Companies or who otherwise provide services to the Group Companies under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Copyrights” means copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing.

“COVID-19” means coronavirus disease or any mutation, derivation, or evolution thereof.

“Closing Current Liabilities” means all current liabilities of the Group Companies as of immediately prior to the Closing, as determined on a consolidated basis in accordance with GAAP.

“Customer Data” means all data, meta data, information or other content (a) transmitted to the Group Companies by users or customers of the Company Products or Company Sites or collected in the course of business of the Group Companies or (b) otherwise stored, transmitted, used or hosted by or on behalf of the Group Companies or the Company Products.

“DGF” has the meaning set forth in the Preamble.

“Disputed Line Item” has the meaning set forth in Section 2.4(b).

“Dispute Resolution Submission” has the meaning set forth in Section 2.4(b).

“Dividend” means one or more dividends (if any) declared by the board of directors of, and/or paid by, the Company in respect of any period ending on or prior to the Closing Date.

“English” has the meaning set forth in the Preamble.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including, without limitation, any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including, without limitation, leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including, without limitation, common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Group Companies within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Group Companies within the meaning of Code Section 414(c), or a member of an affiliated service group with the Group Companies within the meaning of Code Sections 414(m) or (o).

“Escrow Account” has the meaning set forth in Section 2.3(b)(ii).

“Escrow Agreement” has the meaning set forth in Section 8.1(i).

“Escrow Agent” means a provider of escrow services, the identity of which shall be mutually agreed upon by Buyer and the Stockholders’ Representative prior to the Closing.

“Escrow Amount” means the sum of (a) the Base Consideration multiplied by ten percent (10%) plus (b) $600,000. The Escrow Amount shall be apportioned to each Stockholder based on such Stockholder’s Share.

“Estimated Closing Cash” has the meaning set forth in Section 2.3(b).

“Estimated Closing Current Liabilities” has the meaning set forth in Section 2.3(b).

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Excess Amount” has the meaning set forth in Section 2.4(d).

“Excluded Claims” has the meaning set forth in Section 6.11(a).

“Expiration Date” has the meaning set forth in Section 9.1.

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fraud” means common law fraud under the Laws of the State of Delaware.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including, without limitation, any court.

“Governmental Consents” has the meaning set forth in Section 4.5.

“Group Companies” means, collectively, (a) the Company, (b) Fiducia Real Estate Solutions, Inc., a Delaware corporation, (c) Timios, Inc., a Delaware corporation, (d) Timios Title, a California Corporation, a California corporation, (e) Timios Agency of Nevada, Inc., a Nevada corporation, (f) Timios Title Agency of Utah, Inc., a Utah corporation, (g) Timios Agency of Alabama, Inc., an Alabama corporation, and (h) Timios Appraisal Management, Inc., a Delaware corporation.

“Hall” has the meaning set forth in the Preamble.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Income Tax Return” means a Tax Return in connection with Income Taxes.

“Income Taxes” means all federal, state, local and foreign (a) Taxes that are based on or measured by income or gross receipts (or that include as one of their alternative bases a Tax based on or measured by income or gross receipts), (b) franchise Taxes, and (c) Taxes that are based on or measured by any insurance premiums received (or that include as one of their alternative bases a Tax based on or measured by insurance premiums received).

“Indebtedness” means, without duplication, all obligations and indebtedness of the Group Companies (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument (including, without limitation, any interest rate swaps, collars, caps and similar hedging obligations), (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances, performance bonds, surety bonds or similar credit transactions, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (f) for interest on any of the foregoing and/or (g) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing; provided that “Indebtedness” shall exclude (a) accounts payable to trade creditors, accrued expenses, and deferred revenues, in each case to the extent arising in the ordinary course of business consistent with past practice, and (b) Indebtedness owing from the Company to any other Group Companies or from any other Group Companies to the Company.

“Indemnifying Stockholder” has the meaning set forth in Section 9.2(a).

“Indemnitee” has the meaning set forth in Section 9.2(d)(i).

“Indemnitor” has the meaning set forth in Section 9.2(d)(i).

“Initial Outside Date” has the meaning set forth in Section 10.1(d).

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: Copyrights; Patents; Trademarks; Trade Secrets; internet domain names and social media accounts or user names (including, without limitation, “handles”, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; Software; rights of publicity; and all other intellectual or industrial property and proprietary rights.

“Intellectual Property Registrations” has the meaning set forth in Section 4.12(a).

“Janero” has the meaning set forth in the Preamble.

“Knowledge of the Company” means, collectively, (a) the actual knowledge of Trevor Stoffer, Mark Angelo, and Rosselli, and (b) the actual knowledge, after reasonable inquiry, of Davison and T. Splane.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property in which the Group Companies hold any rights or interests granted by any other Person.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 4.16.

“Loss” or “Losses” has the meaning set forth in Section 9.2(a).

“L. Splane” has the meaning set forth in the Preamble.

“MAF” has the meaning set forth in the Preamble.

“Material Adverse Effect” means, with respect to a given Person, (a) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of such Person and its Subsidiaries taken as a whole; provided, that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) any change resulting from conditions affecting the industry in which the Company operates or from changes in general business or economic conditions; (ii) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated by, this Agreement; (iii) conditions affecting generally the United States economy, including, without limitation, the interest rate, financial, credit, or securities markets, (iv) acts of terrorism, armed hostilities or war, (v) any change in Law or GAAP, or the interpretation thereof, (vi) the public announcement or pendency of this Agreement and the Contemplated Transactions, (vii) any failure by such Person or any of its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood and agreed that the circumstances underlying any such failure may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred), or (viii) natural disasters or acts of God, except, in the case of clauses (i), (iii), (iv), and (viii), to the extent (and only to the extent) that such Person and its Subsidiaries are materially disproportionately impacted, or would reasonably be expected to be materially disproportionately impacted, by such events in comparison to others in the industry in which such Person and its Subsidiaries operate or (b) an Event that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Contemplated Transactions or the performance by such Person, its Subsidiaries, or its equityholders (including, without limitation,, in the case of the Group Companies or the Stockholders) of any of their material obligations under this Agreement or the Ancillary Documents.

“Material Contracts” has the meaning in Section 4.13(a).

“MBF” has the meaning set forth in the Preamble.

“Montag” has the meaning set forth in the Preamble.

“Most Recent Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Most Recent Unaudited Balance Sheet” has the meaning set forth in Section 4.23.

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 4.6(a).

“NDA” has the meaning set forth in Section 6.5(a).

“Objections Statement” has the meaning set forth in Section 2.4(b).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Patents” means United States and foreign issued patents and patent applications (whether provisional or non-provisional), including, without limitation, divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations or otherwise resulting from any post grant review, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including, without limitation, certificates of invention, petty patents, and patent utility models).

“PCBs” has the meaning set forth in the definition of “Hazardous Materials.”

“Pending Claim” has the meaning set forth in Section 9.3(b).

“Permitted Lien” shall mean any (i) Lien in respect of current Taxes not yet due and owing and for which adequate reserves have been established, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Group Companies can be used to specifically identify a Person, including, without limitation, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debt card number or customer or financial account number or any similar information that is treated as personally identifiable information under applicable Laws.

“Personnel” has the meaning set forth in Section 4.17(a).

“Plan” or “Plans” has the meaning set forth in Section 4.19(a).

“Preferred Stock” means the preferred stock of the Company, par value $0.00001 per share.

“Pre-Closing Date Share” means (a) with respect to any Income Tax liability for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the Closing Date divided by (y) the total number of days in the Straddle Period.

“Pre-Closing Taxes” means (a) all Taxes of Group Companies with respect to Pre-Closing Tax Periods, (b) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign law) of which a Group Company (or any predecessor of the Group Companies) is or was a member on or prior to the Closing Date, including, without limitation, pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign law); (c) half of all Transfer Taxes; (d) any and all Taxes arising in connection with the Contemplated Transactions; (e) any payments required to be made after the Closing Date under any Tax Sharing Agreement to which a Group Company was obligated, or was a party, on or prior to the Closing Date, and which arises from a transaction occurring on or prior to the Closing Date; and (f) any and all Taxes (including, without limitation, Taxes arising in a taxable period (or portion thereof) beginning after the Closing) attributable to the denial, reversal or similar treatment of any deductions claimed in a Pre-Closing Tax Period that were funded using proceeds of a Paycheck Protection Program loan that subsequently was forgiven, discharged or cancelled; provided, that Pre-Closing Taxes shall not include any Taxes resulting from events or transactions occurring after the Closing or on the Closing Date, other than events or transactions in the ordinary course of business occurring on the Closing Date or the Contemplated Transactions. Except as otherwise set forth herein, Pre-Closing Taxes means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including, without limitation, any net operating loss carryback) arising in any Tax period ending after the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.

“Preliminary Statement” has the meaning set forth in Section 2.4(a).

“Privacy and Security Requirements” has the meaning set forth in Section 4.12(j).

“Privacy Policy” means any external or internal past or present published privacy policy of the Group Companies, including, without limitation, any policy relating to (a) the privacy of users of any Company Product or of any Company Site, (b) the collection, storage, disclosure, and transfer of any Customer Data or Personally Identifiable Information, or (c) any employee information.

“Purchased Shares” has the meaning set forth in Section 2.2.

“RDTRT” has the meaning set forth in the Preamble.

“Real Property Leases” has the meaning set forth in Section 4.11.

“Regulatory Approvals” has the meaning set forth in Section 6.3.

“Releasee” has the meaning set forth in Section 6.11(a).

“Releasor” has the meaning set forth in Section 6.11(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, Affiliates, employees and agents.

“Required Closing Cash” has the meaning set forth in Section 7.2(j).

“ROFR Agreement” has the meaning set forth in Section 8.1(j).

“Rosselli” has the meaning set forth in the Preamble.

“Sarumaru” has the meaning set forth in the Preamble.

“Shortfall Amount” has the meaning set forth in Section 2.4(c).

“SKS” has the meaning set forth in the Preamble.

“Software” means computer programs, operating systems, applications, firmware, and other code, including, without limitation, all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Stockholder” and “Stockholders” have the meaning set forth in the Preamble.

“Stockholder Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Stockholders to Buyer in connection with the execution and delivery of this Agreement.

“Stockholder Indemnitees” has the meaning set forth in Section 9.2(b).

“Stockholder’s Liability Cap” has the meaning set forth in Section 9.2(c)(ii).

“Stockholders’ Representative” has the meaning set forth in Section 11.1(a).

“Stockholder’s Share” means an amount, expressed as a percentage, equal to (a) the aggregate number of shares of Common Stock held by a Stockholder as of immediately prior to the Closing that constitute Purchased Shares, after giving effect to the conversion of all then-outstanding shares of Preferred Stock, divided by (ii) the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the Closing that constitute Purchased Shares, after giving effect to the conversion of all then-outstanding shares of Preferred Stock.

“Stoffer” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Representations” has the meaning set forth in Section 9.1.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, alternative minimum add-on minimum, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, escheat, social security, unemployment, payroll, license, employee, withholding, excise production, value added, occupancy, transfer, real property gains, value added, excise, occupation, customs, duties, documentary, registration and other taxes, duties or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for Taxes of another Person by Contract (including, without limitation, any Tax Sharing Agreement), as a transferee or successor, or under § 1.1502-6 of the Treasury Regulations or analogous state, local or foreign Law, or otherwise, whether disputed or not.

“Tax Contest” shall mean any audit, hearing, examination, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement, form or other written information (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed by the Group Companies with a Taxing Authority in connection with any Taxes and any amendment thereto.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Approvals” has the meaning set forth in Section 6.3.

“Tomenga” has the meaning set forth in the Preamble.

“Top Customers” has the meaning set forth in Section 4.22(a).

“Top Suppliers” has the meaning set forth in Section 4.22(b).

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transaction Expenses” means all fees, costs and expenses incurred or to be paid, whether prior to or after the Closing, by the Group Companies in connection with, arising from or relating to the Contemplated Transactions or any transaction or series of transactions similar to the Contemplated Transactions, including, without limitation, (a) fees and disbursements of counsel, financial advisors, Consultants and accountants, (b) filing fees and expenses incurred by the Group Companies in connection with any filing by the Group Companies with a Governmental Authority, and (c) any severance, change-in-control, termination, retention, sale bonus, incentive or similar amounts or benefits payable or due to any current or former employee, director or independent consultant of the Group Companies as a result of or in connection with the Contemplated Transactions, together with the employer portion of any applicable payroll Taxes owed with respect to the foregoing.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including, without limitation, any successor regulations).

“T. Splane” has the meaning set forth in the Preamble.

1.2.          Rules of Construction.

Unless the context otherwise requires (a) a capitalized term has the meaning assigned to it, (b) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be, (c) references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified, (d) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof, (e) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted, (f) all monetary figures shall be in United States dollars unless otherwise specified, and (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

ARTICLE II
Purchase and Sale

2.1.          Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place remotely via the electronic exchange of signature pages and closing deliverables at 10:00 A.M. New York time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date or at such other time as Buyer and the Stockholders’ Representative may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date”.

2.2.          Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from each Stockholder, and each Stockholder shall sell, transfer and assign to Buyer all of the shares of Common Stock and Preferred Stock, as applicable, held by such Stockholder (all such shares purchased by Buyer, the “Purchased Shares”) as specified in Schedule 2.2 hereto, in consideration for the Consideration.

2.3.          Closing Consideration.

(a)            The portion of the Consideration to be received by the Stockholders in exchange for the Purchased Shares at the Closing (the “Closing Consideration”) shall be equal to (i) Forty Five Million Dollars ($45,000,000) (the “Base Consideration”), plus (ii) the excess (if any) of Closing Cash over the Required Closing Cash, less (iii) the Escrow Amount.

(b)            At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a statement setting forth (i) its good faith estimate of Closing Current Liabilities (the “Estimated Closing Current Liabilities”) and of Closing Cash (“Estimated Closing Cash”), together with reasonable supporting documentation, and (ii) a calculation of the Closing Consideration based upon such estimate. Buyer shall have the opportunity to review all materials and information used by the Group Companies and their respective Representatives in preparing such estimate, and the Company shall make, and cause the other Group Companies to make, available such personnel as are reasonably necessary to assist Buyer in its review of the Closing Date Statement. Such statement, as and to the extent accepted by Buyer in its good faith reasonable discretion, is referred to herein as the “Closing Date Statement”.

(i)            At the Closing, Buyer shall deliver, or cause to be delivered, to the Stockholders’ Representative, by wire transfer of immediately available funds, for further distribution to the Stockholders, the Closing Consideration. The Stockholders’ Representative shall disburse, or cause to be disbursed, the Stockholder’s Share to each Stockholder. Schedule 2.2 sets forth each Stockholder’s Share of the Closing Consideration.

(ii)           At the Closing, Buyer shall deliver, or cause to be delivered, to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount, which shall be held in two segregated accounts administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Escrow Account”) in order to secure the obligations of the Stockholders pursuant to Section 2.4 and Article IX.

(c)            The parties hereto acknowledge and agree that (i) the delivery to the Stockholders of the Consideration pursuant to this Agreement shall be administered by, and shall be the sole responsibility of, the Stockholders’ Representative upon delivery by Buyer to the Stockholders’ Representative of the Consideration in accordance with the terms of this Agreement, and (ii) after delivering, or causing to be delivered, the Consideration to the Stockholders’ Representative, neither Buyer nor any of its Affiliates (including, without limitation, the Company) shall have any liability to any Person for the allocation or distribution of the Consideration among the Stockholders.

2.4.          Post-Closing Consideration Adjustment.

(a)            As promptly as possible, but in any event within thirty (30) days after the Closing Date, Buyer shall deliver to the Stockholders’ Representative a statement (the “Preliminary Statement”) showing the calculation of (i) Closing Cash and (ii) the Closing Consideration substituting the Closing Cash as set forth in the Preliminary Statement for the Estimated Closing Cash as set forth in the Closing Date Statement. Each of Buyer and the Stockholders’ Representative shall provide the other party and its Representatives with reasonable access (including, without limitation, on-site and electronic access) to the books and records of the Group Companies and relevant personnel and properties during the preparation of the Preliminary Statement and the resolution of any disputes that may arise under this Section 2.4.

(b)            If the Stockholders’ Representative has any objections to the Preliminary Statement, the Stockholders’ Representative shall deliver to Buyer a statement setting forth its objections thereto and reasonable detail regarding the particulars thereof (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. Any item or amount as to which no dispute is raised in the Objections Statement shall be final, binding and non-appealable on the parties hereto, unless such item or amount is by its nature adjusted in connection with the matters raised in the Objections Statement. The Stockholders’ Representative and Buyer shall negotiate in good faith to resolve any objections set forth in an Objections Statement, and any resolution agreed to in writing by the Stockholders’ Representative and Buyer shall be final and binding upon the parties. If the Stockholders’ Representative and Buyer are unable to reach a resolution of all such objections within fifteen (15) days after the delivery of the Objections Statement, the Stockholders’ Representative and Buyer shall submit such dispute to a jointly selected arbiter from a nationally recognized independent public accounting firm (the “Auditor”), who shall be appointed as an expert and not as an arbitrator. If the Stockholders’ Representative and Buyer are unable to agree upon an Auditor, each party shall select a nationally recognized independent public accounting firm and such chosen firms shall mutually agree upon a nationally recognized independent public accounting firm that shall serve as the Auditor; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Buyer, the Group Companies, or any of their respective Affiliates. Each of the Stockholders’ Representative and Buyer shall furnish to the Auditor a statement setting forth its position with respect to each item or amount set forth in the Objections Statement that remains unresolved following such fifteen (15)-day period (each, a “Disputed Line Item”), together with such other information and documents as it deems relevant (each such party’s “Dispute Resolution Submission”), with copies of such submission and all such documents and information being concurrently given to the other party. The Auditor shall consider only the Disputed Line Items identified in the Dispute Resolution Submission. The Auditor’s determination shall be based solely on (i) the definition of Closing Cash contained herein and (ii) the Dispute Resolution Submissions provided by the Stockholders’ Representative and Buyer which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Stockholders’ Representative and Buyer shall use their commercially reasonable efforts to cause the Auditor to resolve all disagreements as soon as practicable. The Auditor shall select as a resolution of all such disagreements, in the aggregate, either the positions of Buyer or the positions of the Stockholders’ Representative as set forth in their respective Dispute Resolution Submissions based upon which party’s positions are closest to the determinations of the Auditor. The resolution of all Disputed Line Items by the Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Auditor shall be borne by Buyer and by the Stockholders based on the relative success of their positions as compared to the final determination of the Auditor.

(c)            If the Closing Consideration as set forth in the Closing Date Statement is less than the Closing Consideration as set forth in the Final Statement (such shortfall, the “Shortfall Amount”), then within two (2) Business Days following the Final Determination Date, Buyer shall deliver or cause to be delivered to the Stockholders’ Representative, by wire transfer of immediately available funds, for further distribution to the Stockholders in accordance with their respective Stockholder’s Share, an aggregate amount equal to the sum of the Shortfall Amount.

(d)            If the Closing Consideration as set forth in the Closing Date Statement is greater than the Closing Consideration as set forth in the Final Statement (such excess, the “Excess Amount”), then within two (2) Business Days following the Final Determination Date, the Stockholders’ Representative and Buyer shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay to Buyer such difference out of the Escrow Account by wire transfer of immediately available funds to an account designated by Buyer.

(e)           On or prior to the third Business Day after the Final Determination Date, the parties shall cause the release to the Stockholders’ Representative from the Escrow Account of an amount equal to $600,000, less any amounts paid out of the Escrow Account pursuant to Section 2.4(d) above.

(f)            Notwithstanding anything herein to the contrary, the authority of the Auditor under this Section 2.4 shall be limited solely to the resolution of the calculation of the Disputed Line Items, and all other disputes between the parties (including, without limitation, with respect to the contractual interpretation of this Section 2.4) shall be resolved in accordance with Section 11.11.

2.5.          Withholding.

Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates are entitled to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement, such amounts as Buyer or any of its Affiliates determine is required to be deducted and withheld with respect to the making of any such payment under any applicable provision of Tax law, including, without limitation, as a result of any compensatory payment. Except with respect to withholding on a compensatory payment, Buyer shall provide notice to the Stockholders’ Representative at least three (3) Business Days in advance of any such withholding and shall reasonably cooperate (at the Stockholders’ Representative’s sole cost and expense) with the efforts of the Stockholders’ Representative to minimize or eliminate any such withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of each Stockholder

Except as set forth in the Stockholder Disclosure Schedule (it being agreed that any matter disclosed in the Stockholder Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), each Stockholder represents and warrants, as of the date hereof and on and as of the Closing Date with respect to such Stockholder and not any other Stockholder, as follows:

3.1.            Organization and Power. If Stockholder is not a natural person, it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Stockholder has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and the Ancillary Documents to which he, she or it is a party and to consummate the Contemplated Transactions. If Stockholder is not a natural person, it has all power and authority necessary to enable it to carry on its business as currently conducted, except where the failure to possess such power and authority would not reasonably be expected to interfere with, prevent, or materially delay such Stockholder’s ability to enter into and perform its obligations under this Agreement and the other Ancillary Documents to which it is a party or to consummate the Contemplated Transactions.

3.2.            Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which such Stockholder is a party and the performance by such Stockholder of the Contemplated Transactions that are required to be performed by such Stockholder have been duly authorized by the board of directors or other governing body (if applicable) of such Stockholder (if applicable), in accordance with applicable Law and the certificate of incorporation and bylaws or other similar organizational documents, as applicable, of such Stockholder and no other organizational proceedings, as applicable, on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Stockholder is a party or the consummation of the Contemplated Transactions that are required to be performed by such Stockholder. This Agreement and each of the Ancillary Documents to be executed and delivered at or prior to the Closing by such Stockholder will be, at the Closing, duly authorized, executed and delivered by such Stockholder and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of such Stockholder enforceable against such Stockholder in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.            Purchased Shares. All of the Purchased Shares held by such Stockholder are owned beneficially and of record by the Stockholder, free and clear of any Lien (other than those arising from applicable securities Laws).

3.4.            No Violation.

The execution and delivery by such Stockholder of this Agreement and the Ancillary Documents to which such Stockholder is a party, consummation of the Contemplated Transactions that are required to be performed by such Stockholder, and compliance with the terms of this Agreement (as applicable) and the Ancillary Documents to which such Stockholder is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of such Stockholder (if applicable), (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under (with or without notice or lapse of time or both) any provision of any Contract to which such Stockholder is a party or by which such Stockholder or its properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to such Stockholder or by which any of its properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock or any property of such Stockholder, except, with respect to clauses (b)-(d), as would not reasonably be expected to interfere with, prevent, or materially delay such Stockholder’s ability to enter into and perform its obligations under this Agreement and the other Ancillary Documents to which it is a party or to consummate the Contemplated Transactions.

3.5.            Governmental Authorizations and Consents. To the actual knowledge of such Stockholder, no Governmental Consents are required to be obtained or made by such Stockholder in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Stockholder is a party or the consummation by such Stockholder of the Contemplated Transactions.

3.6.            No Liens. There are no Liens with respect to Taxes on any of the Purchased Shares held by such Stockholder.

3.7.            Disclosure. Except for the representations and warranties made by such Stockholder contained in this Article 3, neither the Stockholder nor any other Person acting on its behalf makes or has made any verbal or written representation or warranty, expressed or implied, relating or with respect to this Agreement or the transactions contemplated hereby to Buyer or any other Person, or as to the accuracy or completeness of any information regarding any Group Company or any Stockholder furnished or made available to the Buyer and its representatives, and no Group Company or Stockholder shall have or be subject to any liability to the Buyer or any other Person resulting from the furnishing to the Buyer, or the Buyer’s use of or reliance on, any such information or any information, documents or material made available to the Buyer in any form in expectation of, or in connection with, the Contemplated Transactions.

ARTICLE IV

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), the Company represents and warrants, as of the date hereof and on and as of the Closing Date, as follows:

4.1.          Organization and Power.

(a)            Each Group Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Group Company has full power and authority to execute, deliver and perform this Agreement (as applicable) and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Each Group Company has all power (corporate or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently and historically conducted, except where the failure to possess such power, authority, licenses, permits, authorizations and approvals would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the business of the Group Companies in the manner currently conducted. Each Group Company is qualified or licensed to conduct its business in the jurisdiction(s) listed on Section 4.1 of the Company Disclosure Schedule.

4.2.          Authorization and Enforceability.

The execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which each Group Company is a party and the performance by such Group Company as the case may be, of the Contemplated Transactions that are required to be performed by such Group Company, as the case may be, have been duly authorized by the board of directors or other governing body (if applicable) of such Group Company, as the case may be, in accordance with applicable Law and the certificate of incorporation and bylaws or other similar organizational documents, as applicable, of such Group Company, as the case may be, and no other organizational proceedings, as applicable, on the part of such Group Company, as the case may be, are necessary to authorize the execution, delivery and performance of this Agreement (as applicable) and the Ancillary Documents to which such Group Company, as the case may be, is a party or the consummation of the Contemplated Transactions that are required to be performed by such Group Company, as the case may be. This Agreement (as applicable) and each of the Ancillary Documents to be executed and delivered at or prior to the Closing by such Group Company, as the case may be, will be, at the Closing, duly authorized, executed and delivered by such Group Company, as the case may be, and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of such Group Company, as the case may be, enforceable against such Group Company, as the case may be, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.          Capitalization.

(a)            The authorized capital stock of the Company consists solely of (i) 10,000,000 shares of Common Stock, of which 9,543,157 are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, of which none are issued and outstanding. The record owners of all of the issued and outstanding shares of Capital Stock (together with the number of shares of Capital Stock owned by each) are as set forth on Section 4.3(a) of the Company Disclosure Schedule. The Purchased Shares constitute all of the Capital Stock and Equity Securities of the Company. All of the Purchased Shares are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Stockholder, and were issued in compliance with applicable securities Laws or exemptions therefrom. Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, no shares of Capital Stock or other Equity Securities of the Company are issued, reserved for issuance or outstanding. No Person has preemptive rights with respect to the Purchased Shares, and there are no agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by, or claims against the Company relating to, any of the Purchased Shares. The Company is not a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any Purchased Shares.

(b)            Section 4.3(b) of the Company Disclosure Schedule sets forth a true and correct list of each Group Company (other than the Company), listing for each such Group Company its name, its jurisdiction of incorporation, its authorized capital stock or other Equity Securities, the number and type of its issued and outstanding shares of capital stock or other Equity Securities and the current record and beneficial ownership of such shares and/or other Equity Securities. Other than the Persons listed on Section 4.3(b) of the Company Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other similar entities in which any Group Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. All issued and outstanding shares of the capital stock of each Group Company (other than the Company) are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Persons indicated as the beneficial owners thereof on Section 4.3(b) of the Company Disclosure Schedule, free and clear of any Lien (other than those arising from applicable securities Laws), and were issued in compliance with applicable securities Laws or exemptions therefrom. No Person has preemptive rights with respect to any capital stock or other Equity Securities of any Group Company, and there are no agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by, or claims against any Group Company relating to, any shares of capital stock of such Group Company. No Group Company is a party to, and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not a Group Company is a party thereto, with respect to the purchase, sale or voting of any shares of capital stock or any other Equity Securities of such Group Company.

4.4.          No Violation.

The execution and delivery by each Group Company of this Agreement (as applicable) and the Ancillary Documents to which such Group Company is a party, consummation of the Contemplated Transactions that are required to be performed by such Group Company, and compliance with the terms of this Agreement (as applicable) and the Ancillary Documents to which such Group Company is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of such Group Company, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under (with or without notice or lapse of time or both) any provision of any Material Contract to which such Group Company is a party or by which such Group Company or their respective properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to such Group Company or by which any of their respective properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock or any property of such Group Company, except, with respect to clauses (b)-(d), as would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the business of such Group Company in the manner currently conducted.

4.5.          Governmental Authorizations and Consents.

Except as set forth on Section 4.5 of the Company Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by any Group Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Group Company is a party or the consummation by such Group Company of the Contemplated Transactions.

4.6.          Financial Statements.

(a)            Section 4.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2019, and the related statements of income, stockholders’ equity and cash flows for the year ending December 31, 2019 (the “Most Recent Audited Financial Statements”), (ii) the audited consolidated balance sheet of the Group Companies as of December 31, 2018, and the related statements of income, stockholders’ equity and cash flows for the year ending December 31, 2018, and (iii) the unaudited consolidated balance sheet of the Group Companies as of July 31, 2020, and the related unaudited statements of income, stockholders’ equity and cash flows, respectively, for the seven (7)-month period ended on such date (the “Most Recent Unaudited Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements and (iii) that the Most Recent Unaudited Financial Statements need not contain footnotes and other presentation items that may be required by GAAP) and fairly presents in all material respects the consolidated financial condition of the Group Companies as of its respective date and the consolidated results of operations and stockholders’ equity, or cash flows, as the case may be, of the Group Companies for the period covered thereby, except that the Most Recent Unaudited Financial Statements need not contain footnotes and other presentation items that may be required by GAAP).

(b)            The financial books and records of the Group Companies have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Group Companies and (ii) all transactions of the Group Companies. No Group Company has received any advice or notification from its independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of such Group Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)            The Group Companies do not have any material Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (i) reflected in the Most Recent Unaudited Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Unaudited Financial Statements, or (iii) incurred under this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions.

4.7.          Absence of Certain Changes.

(a)            Since the date of the Most Recent Unaudited Financial Statements, the Group Companies have conducted their respective businesses in the ordinary course and in a manner consistent with past practice, and there has not been any Event that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Group Companies. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, since the date of the Most Recent Unaudited Financial Statements, the Group Companies have not:

(i)            acquired, sold, leased, abandoned, allowed to lapse, licensed, transferred, mortgaged or assigned any material assets, tangible or intangible, other than sales of goods or services in the ordinary course of business consistent with past practice;

(ii)            incurred, assumed, guaranteed or discharged any Liability, including, without limitation, any Indebtedness or mortgages, or otherwise created or permitted to exist any Lien (other than Permitted Liens) on any of their respective assets, other than (except in the case of Indebtedness) in the ordinary course of business consistent with past practice;

(iii)           canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under Material Contracts or Intellectual Property;

(iv)          canceled, compromised, knowingly waived or released any right, claim or account receivable involving amounts that exceed $50,000 in the aggregate;

(v)           committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $50,000 in the aggregate;

(vi)          suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $50,000 in the aggregate;

(vii)         modified any of their respective certificates of incorporation, bylaws or similar organizational documents;

(viii)        issued, sold or otherwise permitted to become outstanding any shares of their respective capital stock, or split, combined, reclassified, repurchased or redeemed any such shares;

(ix)           made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(x)            failed to maintain in full force and effect insurance policies on their respective properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under their policies of insurance in effect on the date of the Most Recent Audited Financial Statements;

(xi)           made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the ordinary course of business and in a manner consistent with past practice in the compensation payable to employees (none of whom is a director or officer of the Group Companies);

(xii)          materially modified or changed any of their respective business organizations or materially and adversely modified or changed their respective relationships with its suppliers, customers and others having business relations with them;

(xiii)         except as otherwise required by Law, entered into, amended, modified, varied, altered or otherwise changed any of the Plans;

(xiv)         entered into, modified, terminated, waived, amended or otherwise altered the terms or provisions of any Material Contract outside the ordinary course of business;

(xv)          abandoned, permitted to lapse or failed to maintain in full force and effect any Company Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality of any Intellectual Property used by or for the Group Companies in conducting their respective businesses;

(xvi)         made, revoked or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settlement, concession, compromise or abandonment of any Tax claim or assessment or surrendered any right to claim a Tax refund, filed any amended Tax Return, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xvii)        adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or

(xviii)       authorized, agreed, resolved or committed to any of the foregoing.

(b)          Since the Most Recent Unaudited Financial Statements, there has been no Material Adverse Effect on the Group Companies. Despite COVID-19, the Group Companies have been able to continue normal operations, including, without limitation, interacting with clients (both current and prospective), through, in part, instituting remote work and travel policies. There has been no material negative impact on the operations, financial results, or, to the Knowledge of the Company, relationships of the Group Companies with their respective customers, suppliers, landlords or Governmental Authorities having jurisdiction over them as a result of COVID-19.

4.8.        Relationships with Affiliates.

No officer, director, Stockholder, or any Affiliate of any of the foregoing (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the businesses of the Group Companies as currently conducted or contemplated to be conducted, (b) except for the ownership of less than two percent (2%) of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, has any equity interest or any other financial or profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Group Companies or (c) is a party to any material Contract (except for employment agreements) with the Group Companies, including, without limitation, with respect to compensation or remuneration to be paid to such officer, director, Stockholder, or Affiliate in connection with this Agreement or the Contemplated Transactions.

4.9.        Indebtedness to and from Officers and Directors of the Group Companies.

No Group Company is indebted, directly or indirectly, to any Person who is a Stockholder, officer or director of a Group Company, or any Affiliate thereof (other than another Group Company) in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses. No Stockholder, officer, director, or Affiliate is indebted to the Group Companies, except for advances made to employees of the Group Companies in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

4.10.      Assets.

(a)          The assets and rights of the Group Companies include all of the assets and rights of the Group Companies which were used in the conduct of its business as conducted as of the date of the Most Recent Unaudited Financial Statements, subject to such changes as have occurred in the ordinary course of business consistent with past practice or that are otherwise permitted by this Agreement since such date. All of such assets necessary for the conduct of the business of the Group Companies are in normal operating condition and repair, ordinary wear and tear excepted.

(b)          The Group Companies collectively have good and marketable title to, or valid leasehold interests in, all of the tangible and intangible assets and personal property shown to be owned or leased by them on the Most Recent Unaudited Financial Statements or acquired thereafter, free and clear of any Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties, and (iv) Permitted Liens. Such assets and personal property constitute all of the assets and properties necessary to conduct the business of the Group Companies immediately following the Closing in substantially the manner conducted immediately prior to the Closing.

4.11.      Real Property.

Section 4.11 of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases, or other occupancies used by the Group Companies or to which a Group Company is a party as a lessee or lesser (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). No Person other than the Group Companies has any right to use, occupy or lease any of the Leased Real Property. The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No Group Company has received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof. No Group Company is, and, to the Knowledge of the Company, no other Person is, in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Leased Real Property in any material respect. The Group Companies do not own any real property.

4.12.      Intellectual Property.

(a)          Section 4.12(a) of the Company Disclosure Schedule includes a true and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including, without limitation, issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable, the title, mark, design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all Company Products or other Software of the Group Companies. No Company Intellectual Property has been opposed, cancelled, held unenforceable or otherwise challenged, and no Litigation is pending or, to the Knowledge of the Company, threatened in relation to any Company Intellectual Property. All Company Intellectual Property is valid, subsisting and enforceable and in full force and effect. Each of the Intellectual Property Registrations is duly registered or filed in the name of a Group Company. All assignments and other instruments necessary to establish, record, and perfect the Group Companies’ ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided Buyer with true and complete copies of all file histories, documents, certificates, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(b)          The Group Companies collectively are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Group Companies as currently conducted, in each case, free and clear of all Liens other than Permitted Liens. There is no Litigation (including, without limitation, any opposition, cancellation, revocation, review, post grant reviews or other proceeding) pending or, to the Knowledge of the Company, threatened challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Group Companies’ right, title, or interest in or to any Company Intellectual Property. No Group Company is subject to any outstanding or prospective Order (including, without limitation, any motion or petition therefor) that does or would reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property, and no Group Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(c)          Section 4.12(c) of the Company Disclosure Schedule is a true and complete list of all licenses, sublicenses and other agreements as to which the Group Companies are a party and pursuant to which the Group Companies have acquired or are authorized to use any Intellectual Property (other than those comprising or reflected in Commercial Software). The Group Companies are not obligated to make any payment or grant any rights to any third party in respect of Intellectual Property used by the Group Companies or in connection with the business of the Group Companies as currently conducted (other than those comprising or reflected in Commercial Software).

(d)          Except pursuant to a license agreement entered into with a Group Company in the ordinary course of business, no Person (other than the Group Companies) has an interest in or any right to use any of the Company Intellectual Property. To the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement or misappropriation by any third party, including, without limitation, by any employee or former employee of the Group Companies, of any of the Company Intellectual Property. No stockholder, director, officer or employee of, or Consultant to, the Group Companies has any right to use, other than in connection with the business activities of the Group Companies as presently conducted, any of the Company Intellectual Property.

(e)          The operation of the business of the Group Companies as currently and formerly conducted, including, without limitation, the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, does not misappropriate, infringe or otherwise violate in any respect the Intellectual Property or other rights of any Person. There is no Litigation (including, without limitation, any opposition, cancellation, revocation, review, post grant review or other proceeding) pending or, to the Knowledge of the Company, threatened alleging any misappropriation, infringement, or other violation by the Group Companies of the Intellectual Property of any Person, and no Group Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(f)           The Group Companies have taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Intellectual Property and Licensed Intellectual Property, including, without limitation, by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. Such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated either for the benefit of any Person (other than the Group Companies) or to the detriment of the Group Companies.

(g)          The Group Companies have entered into binding, valid and enforceable, written Contracts with each current and former Personnel and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Group Companies whereby such Personnel or independent contractor (i) acknowledges the applicable Group Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Group Companies; (ii) grants to the applicable Group Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including, without limitation, any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has provided Buyer with true and complete copies of all such Contracts.

(h)          Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Contemplated Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Group Companies’ right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(i)           All Company IT Systems are in good working condition and are sufficient for the operation of the Group Companies’ business as currently conducted. There have been no unauthorized intrusions or breaches of security, malfunctions, failures, breakdowns, continued substandard performance, denials-of-service, or other cyber incidents, including, without limitation, any cyberattacks, or other similar adverse events affecting the Company IT Systems. The Group Companies have implemented and maintained appropriate backup, disaster recovery, and Software and hardware support arrangements for the Company IT systems.

(j)           Section 4.12(j) of the Company Disclosure Schedule accurately described the type of Personally Identifiable Information and Customer Data collected (and the process by which such information is collected) by the Group Companies through internet websites, mobile applications and online services owned, maintained or operated by or on behalf of the Group Companies (collectively, the “Company Sites”), and through any Company Products or any other method, including, without limitation, the types of Personally Identifiable Information and Customer Data, and the method of collection for each. The Group Companies have at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon the Group Companies, consumer-facing statements of the Group Companies in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of Company Sites or Company Products, (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and Customer Data collected or used by the Group Companies in any manner or maintained by third Persons having authorized access to such information, or (3) the transmission of unsolicited communications (collectively, the “Privacy and Security Requirements”). No Group Company has received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Requirements or applicable Laws. The Company has made available to Buyer complete and accurate copies of all written complaints or notices delivered to the Group Companies during the past twelve (12) months alleging or providing notice of a violation of any Privacy and Security Requirement. All electronic addresses acquired, maintained, updated (including, without limitation, operationalizing opt-out requests) and stored by or on behalf of the Group Companies, and all electronic messages sent and/or delivered by or on behalf of the Group Companies have been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses. Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by the Group Companies) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(k)          The Group Companies have at all times taken commercially reasonable steps (including, without limitation, implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the Group Companies’ data, information technology assets and all Personally Identifiable Information and Customer Data within the control of the Group Companies (collectively, the “Company Data”). Such steps and procedures comply in all material respects with all Privacy and Security Requirements and all applicable Laws relating to the security of the Company Data. This includes, but is not limited to, the Group Companies having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data. There is no, nor has there ever been, any complaint to, or to the Knowledge of the Company, any audit, proceeding or investigation (formal or information), or any claim against, any Group Company or any of its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any Company Data. To the Knowledge of the Company, there has been no material unauthorized access to or acquisition of the Company Data or Company Intellectual Property.

4.13.      Contracts.

(a)          Section 4.13(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which a Group Company is a party or by which it or its assets or properties are bound (the “Material Contracts”):

(i)            Contracts evidencing or relating to Indebtedness;

(ii)           Contracts evidencing or relating to any obligations of a Group Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of such Group Company;

(iii)          Contracts with any customers of, or suppliers to, the Group Companies which involved aggregate payments to or from the Group Companies in the most recent twelve (12)-month period of in excess of $100,000;

(iv)          all Real Property Leases;

(v)           all Company Employment Contracts;

(vi)          Contracts evidencing partnerships or joint ventures in which any Group Company has an interest;

(vii)         Contracts that obligate a Group Company with respect to contingent payments or any type;

(viii)        Contracts relating to Intellectual Property listed in Sections 4.12(c) and 4.12(d) of the Company Disclosure Schedule;

(ix)          Contracts by and between a Group Company, on the one hand, and any Affiliate of a Group Company, other Persons with whom a Group Company is not dealing at arm’s-length, employee, officer or director of a Group Company, or entity controlled by any employees, officers or directors of a Group Company, on the other hand;

(x)           leases of personal property under which a Group Company is the lessee and is obligated to make payments more than $100,000 per annum;

(xi)          Contracts relating to any Litigation involving a Group Company and pursuant to which such Group Company has any ongoing obligations;

(xii)         Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last three (3) years;

(xiii)        Contracts limiting the freedom of a Group Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment; and

(xiv)        any Contract not otherwise listed above that is, individually or in the aggregate, material to the Group Companies.

(b)          A true and complete copy of each Material Contract has been made available to Buyer. All Material Contracts are valid, binding and in full force and effect and enforceable by the Group Company party thereto in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of the Group Company party thereto or, to the Knowledge of the Company, any other party to such Material Contract, and there does not exist any event, occurrence or condition, including, without limitation, the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a material breach, violation or default thereunder on the part of the Group Company party thereto. No material waiver has been granted by any Group Company or any of the other parties thereto under any of the Material Contracts.

4.14.      Compliance with Laws.

No Group Company is, and during the past three (3) years no Group Company has been, in violation of in any material respect, and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by a Group Company of, or failure on the part of a Group Company to comply with in any material respect, any Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

4.15.      Environmental Matters.

Each Group Company (i) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws, and (ii) has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws, and has made all appropriate filings for issuance or renewal of such permits, licenses, authorizations, registrations and consents. There is no contamination of, and there have been no releases or, to the Knowledge of the Company, threatened releases of Hazardous Materials at the Leased Real Property or any real property formerly owned, leased or operated by the Group Companies (or any predecessor of a Group Company), in each case, that would require notification to governmental entities, investigation and/or remediation pursuant to any Environmental Laws. There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to give rise to any material liability or other obligation under any Environmental Laws. There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened that are based on or related to any Environmental Matters relating to the business of the Group Companies.

4.16.      Litigation.

There are no claims, actions, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of the Company, threatened involving a Group Company or its properties or business, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved in the preceding three (3) years. No Group Company is subject to any Order arising from any Litigation and, to the Knowledge of the Company, no such Order is threatened to be imposed by any Governmental Authority.

4.17.      Personnel Matters.

(a)          True, accurate, and complete lists of all of the directors, officers, and employees of the Group Companies (individually and collectively, “Personnel”) as of the date hereof and their positions are included in Section 4.17(a) of the Company Disclosure Schedule together with the following as to each: (i) name, (ii) job title or description, (iii) principal place of employment, (iv) base salary or wage level (including, without limitation, any bonus opportunities or deferred compensation arrangements) and also showing any bonus or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2019, (v) date of hire, (vi) leave of absence status (including, without limitation, expected return to work date if known), (vii) whether exempt or non-exempt under the Fair Labor Standards Act and (viii) visa status (if any). True and complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Group Companies during 2019 and 2018, as well as dates of employment and date and amount of last salary increase, of such Personnel has been made available to Buyer.

(b)          There are no complaints, lawsuits, claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between a Group Company and any Personnel, former employee, job applicants or other current or former service providers.

(c)          The most recent written personnel policies and manuals of the Group Companies are listed in Section 4.17(c) of the Company Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Buyer.

(d)          The employment of all Personnel is terminable at-will, and the Group Companies have not made any written or oral commitment to any employee with respect to such employee’s compensation, promotion, retention, termination, severance or related matters, whether in connection with the Contemplated Transactions or otherwise. To the Knowledge of the Company, no executive officer or management level employees have any plans to terminate his, her or their employment with the Group Companies. Section 4.17(d) of the Company Disclosure Schedule is a true and complete list of all employment Contracts to which a Group Company is a party (the “Company Employment Contracts”), and except as otherwise disclosed in Section 4.17(d) of the Company Disclosure Schedule, no Group Company is a party to any (i) management, employment, consulting or other agreements with any Personnel or other Person providing for employment over a period of time or for termination or severance benefits, whether written or unwritten, and whether or not conditioned upon a change in control of any Group Company, (ii) bonus pay, incentive compensation, deferred compensation, profit-sharing, stock purchase, stock option or similar plans, agreements or arrangements, whether written or unwritten, or (iii) collective bargaining agreements or other agreements with any labor organization or union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others). During the last three years there has not been and there is not presently pending, existing, or threatened, any organized strike, slowdown, picketing, or work stoppage by any Personnel.

4.18.      Labor Matters.

No Group Company is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision. No Group Company is a party or subject to any pending or, to the Knowledge of the Company, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. No Group Company has received any notice that any labor representation request is pending or is threatened with respect to any employees of a Group Company. The Group Companies are in compliance in all material respects with all applicable Laws respecting employment and employment practices, hiring, termination of employment, terms and conditions of employment, wages and hours, employment standards, human rights, discrimination, harassment, occupational safety, workers’ compensation, classification of employees, and plant closings and mass layoffs. The Group Companies are not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any employment related laws. The Group Companies have paid in full to all Personnel all wages, salaries, commission, bonuses and other compensation due and payable to such Personnel, including, without limitation, overtime compensation and severance payments, but excluding arrearages in accordance with the Group Companies’ customary payroll practices, and there are no severance payments due or that could become due in the future pursuant to applicable Law, Contract or policy other than payment in lieu of an advance notice of termination of services. All Personnel classified by the Group Companies as independent contractors at any time during the past three (3) years have satisfied the requirements of applicable Law to be so classified, and the Group Companies have fully and accurately reported each such Person’s compensation on IRS Forms 1099 during such period if and when required to do so. All Personnel classified as exempt from overtime pay requirements at any time during the past three (3) years have satisfied the requirements of the federal Fair Labor Standards Act and all analogous and applicable state and local laws to be so classified.

4.19.      Employee Benefits.

(a)          Section 4.19(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, phantom stock, stock appreciation rights, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, simplified employee pension, severance, retention, change in control or other employee benefit plans or programs and all employment or compensation agreements, for the benefit of, or relating to, current employees and former employees of the Group Companies or any ERISA Affiliate, or with respect to which the Group Companies could have any Liability (individually, a “Plan,” collectively, the “Plans”), except that Section 4.19(a) of the Company Disclosure Schedule does not list any employment agreement or offer letter providing for at will employment and annual base salary of less than $150,000.

(b)          With respect to each Plan, the Company has provided to Buyer true and complete copies of: (i) all material Plan documents, (ii) all funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (iii) the latest favorable determination letter (or as to a prototype or volume submitter plan, opinion letter) received from the Internal Revenue Service regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the three most recently filed Forms 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof, (vi) the most recent actuarial report, if applicable, (vii) any nondiscrimination or other testing under each Plan for the last three years, (viii) the three most recent Forms 1094-C, with attachments, filed for any group health plan and (ix) any material communication with any Governmental Authority, including without limitation correspondence to or from the government in connection with any audit or investigation of or correction filing for any Plan.

(c)          Each Plan (i) is in compliance in all material respects with all applicable governmental Laws, statutes and regulations issued by a Governmental Authority and with any agreement entered into with a union or labor organization and (ii) has been operated in compliance in all materials respects with all applicable Laws and its terms.

(d)          No current or former employees of the Group Companies or an ERISA Affiliate currently participate or ever have participated in any multiemployer plan, as defined in Section 3(37) of ERISA or a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code. No Group Company or ERISA Affiliate has ever had an obligation to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA.

(e)          Each Group Company and ERISA Affiliate, and each Plan that is a group health plan as defined in Section 733(a)(1) of ERISA, are in compliance with the Patient Protection and Affordable Care Act (“ACA”). No penalties under Section 4980H of the Code and the regulations thereunder are assessable on any Group Company or ERISA Affiliate with respect to any employee. Further, if required by the Code, each Group Company and each ERISA Affiliate has timely filed, or is prepared to timely file by any applicable extended deadline, its IRS Forms 1094-C and Forms 1095-C for each calendar year.

(f)           No Plan provides retiree medical, dental, vision, disability or life insurance benefits, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or state law. Any Plan designed to satisfy the requirements of Section 125, 401(k), and/or 4980B of the Code satisfies such section in all material respects.

(g)          Each Plan intended to qualify under Section 401(a) of the Code is so qualified, each trust maintained in conjunction with a Plan intended to qualify under Section 401(a) of the Code is exempt from taxation pursuant to Section 501(a), and none of such Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them or the Group Companies, whether directly or through an indemnification requirement, to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code.

(h)          Each Plan that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority. No Plan is subject to the laws or regulations of any foreign jurisdiction.

(i)           All payments and contributions, including but not limited to, payments to remediate any nondiscrimination or operational errors, required to be made with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with normal accounting practices and are fully reflected on the Most Recent Unaudited Financial Statements.

(j)           All amounts required to be reserved under each unfunded Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is maintained, and such reserves are sufficient to satisfy the liability for accrued benefits with respect to current and former employees of the Group Companies participating in each such Plan based on reasonable actuarial or other applicable assumptions and valuations.

(k)          [intentionally omitted]

(l)           No Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code has been or is reasonably expected to be incurred by the Group Companies or ERISA Affiliates. Neither the Group Companies nor any ERISA Affiliate has ever maintained a multiemployer plan or single employer plan within the meaning of Section 4001(a) of ERISA, a multiple employer plan within the meaning of Section 413 of the Code or a pension plan subject to Section 412, 430 or 431 of the Code.

(m)         The execution of this Agreement or any of the Ancillary Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Personnel, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Group Companies to amend or terminate any Plan (or result in any adverse consequence for so doing) or (iii) result in any payment or benefit that will or may be made by the Group Companies that may be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 4999 of the Code.

(n)          There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority, or otherwise involving any Plan (other than routine claims for benefits). There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigation by any current or former employee or applicant for employment against any Group Company. No Plan is under audit or investigation by any Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.

(o)          None of the Plans, if administered in accordance with their terms, could result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 409A of the Code. Any Plan that is subject to Section 409A has been administered in accordance with Section 409A.

4.20.      Tax Matters.

(a)          The Group Companies have duly and timely filed all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all respects. The Group Companies have timely paid all Taxes due and owing (whether or not shown due on any Tax Return). No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Authority.

(b)          The Group Companies have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(c)          No Group Company is, or has ever been, a party to or bound by any Tax Sharing Agreement. There are no Liens on any of the assets of the Group Companies with respect to Taxes, other than Permitted Liens.

(d)          No Governmental Authority is conducting or proposing or has threatened to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Group Companies. No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by any Group Company which remains in effect. All Tax deficiencies which have been proposed, asserted or assessed against the Group Companies have been fully paid or finally settled. No Group Company has received a written notice of a claim by any Governmental Authority in any jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(e)          The Group Companies have not received or requested any ruling, closing agreement, transfer pricing agreement or similar agreement from any Governmental Authority with respect to any Tax which will have any effect after the Closing.

(f)           No Group Company has ever been included in an affiliated group (as defined in Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign Law) other than a group the parent of which was the Company.

(g)          The Group Companies have no liability for the Taxes of any Person (other than other Group Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by Contract (including, without limitation, any Tax Sharing Agreement) or otherwise.

(h)          The Group Companies have not participated in a listed transaction or a reportable transaction within the meaning of § 1.6011-4 or § 1.6011-4T of the Treasury Regulations.

(i)           No Group Company has agreed, nor is it required, to make any adjustment to taxable income in any period (or portion thereof) ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, (v) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) intercompany transaction or excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (vii) election under Section 108(i) of the Code. The Group Companies will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of Section 965 of the Code.

(j)           The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all Tax Returns of the Group Companies for all Tax periods beginning on or after January 1, 2015. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of any examination reports received by the Group Companies, and statements of deficiencies assessed against or agreed to by the Group Companies.

(k)          The Group Companies have not in the past five years, been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies under Section 355 of the Code.

(l)           At all times since its date of formation, each of the Group Companies have been classified as a C corporation for federal and, where applicable, state and local income Tax purposes.

(m)         The unpaid Taxes of the Group Companies (A) did not, as of the Most Recent Unaudited Balance Sheet Date, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Unaudited Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns.

(n)          Each Group Company is a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

(o)          None of the Group Companies has any obligation to make a payment that is not fully deductible under Section 162(m) or Section 280G of the Code or that is under a plan or agreement that is in violation of Section 409A of the Code.

(p)          None of any Group Company’s losses or other Tax attributes are subject to an existing limitation under Code Section 382 (or any other similar provision of state, local or foreign law).

(q)          None of the Group Companies has deferred the payment of any Taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act.

4.21.      Insurance.

The Group Companies maintain general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 4.21 of the Company Disclosure Schedule (the “Insurance Policies”), which insurance is in full force and effect and, to the Knowledge of the Company, comprised of the types and in the amounts of insurance customarily carried by businesses of similar size in the same industry. The Group Companies have not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of the Insurance Policies, except for general increases in rates to which similarly situated companies are subject. The Group Companies have timely filed all claims for which they are seeking payment or other coverage under any of the Insurance Policies. The Group Companies have not made any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. No Group Company is in default in any material respect under any Insurance Policy.

4.22.      Customers and Suppliers.

(a)          Section 4.22(a) of the Company Disclosure Schedule sets forth a true and complete list of the then (10) largest customers of the Group Companies, determined on a consolidated basis by dollar volume of sales, for the fiscal year ended December 31, 2019 and the fiscal year ended December 31, 2018 (collectively, the “Top Customers”). The Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between the applicable Group Company and any of the Top Customers. The Company has no Knowledge that any Top Customer intends to, as a result of the Contemplated Transactions, cease to contract with the Group Companies or substantially reduce its business with the Group Companies.

(b)          Section 4.22(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Group Companies, determined on a consolidated basis by dollar volume of expenditures, for the fiscal year ended December 31, 2019 and the fiscal year ended December 31, 2018 (collectively, the “Top Suppliers”). The Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with the business relationship between the applicable Group Company and any of the Top Suppliers. The Company has no Knowledge that any Top Supplier intends to, as a result of the Contemplated Transactions, cease to contract with or supply to the Group Companies or substantially reduce its business with the Group Companies.

4.23.      Accounts Receivable.

All accounts receivable reflected on the balance sheet set forth in the Most Recent Unaudited Financial Statements (“Most Recent Unaudited Balance Sheet”) represent, and the accounts receivable arising from the date hereof through the Closing Date will represent, bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The reserve for doubtful accounts reflected on the Most Recent Unaudited Balance Sheet was established in the ordinary course of business consistent with past practice. The Group Companies have not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts, other than with respect to returns in the ordinary course of business.

4.24.      Books and Records.

The books and records of the Group Companies have been maintained in accordance with good business practices and all applicable Laws. The minute books of director (including, without limitation, committees thereof) and stockholder meetings of the Group Companies, as previously made available to Buyer, contain accurate records of all such meetings and accurately reflect all other material corporate action of such Stockholders and directors of the Group Companies.

4.25.      No Brokers.

Neither the Group Companies nor any of their respective directors, officers, employees or agents has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.26.      Disclosure. Except for the representations and warranties made by the Company contained in this Article 4, neither the Company nor any other Person acting on its behalf makes or has made any verbal or written representation or warranty, expressed or implied, relating or with respect to this Agreement or the transactions contemplated hereby to Buyer or any other Person, or as to the accuracy or completeness of any information regarding any Group Company or any Stockholder furnished or made available to the Buyer and its representatives, and no Group Company or Stockholder shall have or be subject to any liability to the Buyer or any other Person resulting from the furnishing to the Buyer, or the Buyer’s use of or reliance on, any such information or any information, documents or material made available to the Buyer in any form in expectation of, or in connection with, the Contemplated Transactions.

ARTICLE V
Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), Buyer represents and warrants to the Stockholders as of the date hereof and on and as of the Closing Date as follows:

5.1.        Organization and Power.

Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdictions in which it was formed. Buyer has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions.

5.2.        Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions that are required to be performed by Buyer have been duly authorized by the board of directors of Buyer in accordance with applicable Law and its Articles of Incorporation and Bylaws or other similar organizational documents of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions that are required to be performed by Buyer. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be, at the Closing, duly authorized, executed and delivered by Buyer and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.        No Violation.

The execution, delivery and performance of this Agreement and the Ancillary Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, Bylaws, certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of Buyer, or any capital stock or other securities of Buyer, (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer is a party, or (iii) result in a violation of any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, except as would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or the performance by Buyer of any of its obligations under this Agreement or the Ancillary Documents.

5.4.        Governmental Authorizations and Consents.

Except as set forth on Section 5.4 of the Buyer Disclosure Schedule, Buyer is not required to obtain any material Governmental Consents in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement and the Ancillary Documents, in each case, in accordance with the terms hereof or thereof.

5.5.        No Brokers.

No agent, broker, Person or firm acting on behalf of Buyer or its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the Contemplated Transactions.

5.6.        Investment Intent.

Buyer is acquiring the Purchased Shares for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

5.7.        No Reliance.

Except for the representations and warranties expressly and specifically made by (i) the Group Companies in Article 4 and (ii) each Stockholder in Article 3 of this Agreement, (1) the Buyer acknowledges and agrees that, in making its determination to proceed hereunder, that (a) neither the Group Companies nor any Stockholder is making or has made, and specifically disclaims, any representation or warranty, expressed or implied, at law or in equity, in respect of any Stockholder or any Group Company or its businesses, assets, liabilities, operations, results of operations, prospects, or future or historical condition (financial or otherwise), including, without limitation with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of its business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Group Companies furnished to Buyer or its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Contemplated Transactions, or in respect of any other matter or thing whatsoever, and (b) no officer, agent, representative or employee of any Stockholder or any Group Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (2) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that each Stockholder and Group Company has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; (3) Buyer specifically disclaims any obligation or duty by any Stockholder or any Group Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Articles III and IV of this Agreement; (4) Buyer is acquiring the Company subject only to the specific representations and warranties set forth in Articles III and IV of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in Article 9 hereof; and (5) Buyer has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Group Companies.

ARTICLE VI
Covenants

6.1.        Conduct of the Company.

(a)          Except as otherwise expressly contemplated by this Agreement or as consented to in writing by Buyer (such consent not be unreasonably withheld, conditioned, or delayed), during the period from the date hereof to the Closing Date, the Company shall, and shall cause each of the other Group Companies to, conduct its business and operations in the ordinary course, consistent with past practice, and to the extent consistent therewith (i) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, (ii) use commercially reasonable efforts to perform and comply with its Material Contracts and to comply with applicable Laws, (iii) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (iv) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business.

(b)          Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as consented to in writing by Buyer (such consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall not, and shall cause each of the other Group Companies not to:

(i)            modify or amend any of the organizational documents of the Group Companies;

(ii)           issue, authorize the issuance of, split, redeem, combine, reclassify, repurchase, or otherwise acquire any Equity Securities of the Group Companies;

(iii)          declare or pay any non-cash dividend or make any non-cash distribution in respect of any Equity Securities of the Group Companies;

(iv)          incur or suffer to exist any Indebtedness, except for (A) working capital borrowings incurred in the ordinary course of business consistent with past practice and (B) intercompany loans and balances between various Group Companies;

(v)           amend, renew (other than in the ordinary course of business), terminate or waive any Material Contract or any provision thereof;

(vi)          enter into any Contract that purports to limit, curtail or restrict (A) the kinds of businesses in which a Group Company or its existing or future Affiliates may conduct their respective businesses, (B) the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services, or (C) the acquisition of any business;

(vii)         acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(viii)        divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any asset of the Group Companies, other than the sales of products or services in the ordinary course of business consistent with past practice;

(ix)          adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of a Group Company;

(x)           enter into or adopt any employee benefit plan or employment or severance agreement, or amend or terminate any Plan, except in the ordinary course of business, to the extent required by Law or as expressly contemplated by this Agreement;

(xi)          increase the amount of any employer discretionary contribution to any Plan;

(xii)         hire any new officers or terminate the services of any existing officers, make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Group Companies, except (A) in connection with promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business, or (B) to the extent required by any Plan or applicable Law;

(xiii)        file or cause to be filed any Tax Return with respect to any Group Company other than in accordance with past practice, amend any Tax Return, enter into any closing agreement, make or change any Tax election, change any Tax method of accounting, or agree to extend the statute of limitations in respect of any Taxes;

(xiv)        change accounting policies or procedures of a Group Company except to the extent required to conform with GAAP;

(xv)         change the fiscal year of a Group Company;

(xvi)        settle or compromise any pending or threatened Litigation in such a manner as to create any material obligations on the Group Companies that would not be fully performed prior to the Closing;

(xvii)       fail to pay or delay the payment of Taxes, accounts payable, and other Liabilities when due, or fail to pay or perform, or delay the payment or performance of, other material obligations when due, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(xviii)      cancel or terminate any of the Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed Insurance Policies are in full force and effect; or

(xix)         authorize, agree, resolve, or consent to any of the foregoing.

(c)          Notwithstanding the foregoing, prior to the Closing, the Company shall be permitted on one or more occasions to dividend, distribute, or otherwise pay to the holders of Capital Stock any Cash of the Group Companies in excess of the Required Closing Cash; provided that the Company shall not, and shall cause the other Group Companies not to, dividend, distribute, or otherwise pay or remove any restricted Cash from the Group Companies.

6.2.        Access to Information.

During the period from the date hereof through the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall, and shall cause the other Group Companies to, provide Buyer and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of the Group Companies as Buyer may reasonably request; provided, that (a) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Group Companies, (b) the Group Companies shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) no Group Company will be required to supply Buyer with any information that, in the reasonable judgment of such Group Company after consulting with outside counsel, such Group Company is under a contractual or legal obligation not to supply; provided that the Company shall cause such Group Company to use its commercially reasonable efforts to obtain a waiver of such obligation or otherwise take such action as is needed to enable Buyer to have access to such information.

6.3.        Consents and Approvals.

Subject to the terms and conditions of this Agreement, each of the Company, the Stockholders’ Representative, and Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Contemplated Transactions, including, without limitation, (a) preparing and filing as promptly as practicable with any Governmental Authority all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers and other confirmations, in each case, required to be made with or obtained from any Governmental Authority that are necessary, proper or advisable to consummate the Contemplated Transactions (collectively, the “Regulatory Approvals”); provided that neither Buyer nor its Affiliates shall have any obligation to make payments to any third party in connection with obtaining any Regulatory Approvals, (c) obtaining the consents, waivers, approvals, orders and authorizations (the “Third Party Approvals”) under Contracts that are material to the operation of the business of the Group Companies and that require any such consent, waiver, approval, order or authorization in connection with the Contemplated Transactions, and (d) fulfilling all conditions to this Agreement (provided that the foregoing shall in no event be interpreted to require any party to waive any condition precedent to its obligations to close the Contemplated Transactions). Each party shall use its commercially reasonable efforts to furnish to the other parties all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions (including, without limitation, Buyer furnishing to the Company all information in the possession of or reasonably obtainable by Buyer that is required in connection with submissions made to the California Department of Insurance in order to satisfy the condition set forth in Section 7.2(e)).

6.4.        Tax Matters.

(a)          Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Group Companies that are due (taking into account permitted extensions that have been granted) after the Closing Date and that reflect any liability for Pre-Closing Taxes. All such Tax Returns (other than those with respect to Straddle Periods) shall be prepared in a manner consistent with past practice of the Group Companies; provided, that Buyer determines, with the advice of counsel or a tax attorney, that there is at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code, for taking such a position. Buyer shall provide the Stockholders’ Representative with a draft copy of each such Tax Return which is an Income Tax Return at least ten (10) days prior to the filing of such Tax Return (taking into account permitted extensions that have been granted) for its review and comment and, with respect to each such Income Tax Return, shall consider in good faith any reasonable changes requested by the Stockholders’ Representative; provided, that (i) such changes are not inconsistent with prior practice, (ii) Buyer determines, with the advice or counsel of a tax attorney, that there is at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code, for taking such a position, and (iii) such changes will not have any adverse effect on the Group Companies after the Closing Date. Buyer shall timely pay all Taxes shown due with respect to Tax Returns filed pursuant to this Section 6.4(a). Buyer shall be entitled to be promptly reimbursed by the Stockholders for all Tax liabilities with respect to such Tax Returns that are Pre-Closing Taxes and that were unpaid as of the Closing Date.

(b)          Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection (x) the filing of Tax Returns pursuant to this Section 6.4, (y) any other Tax Returns required to be filed in connection with the Contemplated Transactions (including, without limitation, required filings under Section 6043 or Section 6043A of the Code or the Treasury Regulations thereunder), and (z) any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Stockholders agree (x) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

(c)          Half of all Transfer Taxes shall be borne by the Stockholders. The Stockholders’ Representative shall timely prepare all necessary Tax Returns with respect to all such Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to Buyer at least ten (10) days prior to the due date for such Tax Returns for its review and comment and shall incorporate all comments made by Buyer. The Stockholders’ Representative shall timely file or cause to be filed all such Tax Returns and timely remit any Taxes shown as due thereon, and Buyer shall reasonably cooperate with the Stockholders’ Representative as may be necessary to effectuate such filings.

(d)           All Tax Sharing Agreements with respect to or involving a Group Company shall have been terminated no later than the Closing Date and, after the Closing Date, no Group Company shall be bound thereby or have any liability thereunder. The Stockholders and the Group Companies shall take all actions necessary to terminate such Contracts.

(e)           Without the written consent of Stockholders’ Representative, the Buyer shall not (i) make any election pursuant to Section 336 or 338 of the Code, (ii) file (other than in accordance with Section 6.4(a)) any Tax Return for any Pre-Closing Tax Period, amend any Tax Return for any Pre-Closing Tax Period, or approach any Taxing Authority regarding Pre-Closing Taxes, in each case, if such action would increase the liability of the Stockholders for Pre-Closing Taxes (each a “Prohibited Tax Action”).

(f)           Straddle Period. To the extent it is necessary for purposes of this Agreement to allocate or apportion Taxes in respect of a Straddle Period, the amount of Taxes payable by or with respect to the Group Companies in respect of the portion of the Straddle Period shall be apportioned between the portion of the Straddle Period that begins on or before the Closing Date and ends on the Closing Date (the “Pre-Closing Straddle Period”) and the portion of such Straddle Period that begins after the Closing Date (the “Post-Closing Straddle Period”) as follows: (i) any property or ad valorem Taxes shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Tax Period on a per diem basis, and (ii) in respect to all other Taxes (including, without limitation, income Taxes, and all sales, use, value added, goods and service and other similar Taxes, and all employment, payroll, withholding, and other similar Taxes) as if the Straddle Period ended on (and included) the Closing Date, with such Taxes attributable to the Pre-Closing Straddle Period and the Post-Closing Straddle Tax Period determined based on an interim closing of the books of the relevant Target Company as of the end of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (or on a monthly basis, where required) shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each period.

6.5.         Confidentiality.

(a)           Buyer acknowledges and agrees that the Non-Disclosure Agreement, dated June 22, 2020 (the “NDA”), between Buyer and the Company, shall remain in full force and effect until the Closing and that any books and records, data and other information provided to Buyer between the date hereof and the Closing shall be considered Confidential Material (as such term is defined in the NDA) and afforded all protections provided therein.

(b)           Following the Closing, each Stockholder shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, for a period of two (2) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party any information, whether written or oral, related to the Group Companies or their respective businesses; provided, that the foregoing restriction shall not (i) apply to any information (A)  generally available to, or known by, the public (other than through fault of the Stockholders or any of the Stockholders’ Affiliates or its and their respective Representatives) or (B) lawfully acquired by such Stockholder after Closing from sources not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (ii) prohibit any disclosure (A) required by Law, (B) made in connection with the enforcement of any right or remedy relating to this Agreement, the other Ancillary Documents or the Contemplated Transactions, (C) if such Stockholder is an employee of the Group Companies following the Closing, by such Stockholder to the extent necessary to fulfill such Stockholder’s duties as such an employee, or (D) if such Stockholder is a limited liability company or limited partnership, by such Stockholder to its members or limited partners to the extent such disclosure is included in non-public communications to such members or limited partners and such members or limited partners are contractually bound to maintain the confidentiality of such information pursuant to their investment agreements. If a Stockholder or any of its Affiliates or its and their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Stockholder promptly will notify Buyer in writing, cooperate with Buyer and the Group Companies in their efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and disclose only that portion of such information such Stockholder is advised by counsel is legally required to be disclosed.

6.6.         Indebtedness; Transaction Expenses.

The Company shall, and shall cause the other Group Companies to, pay, satisfy, and discharge prior to or at the Closing from the Cash balances of the Group Companies (i) any and all Indebtedness of the Group Companies so that immediately after the Closing none of the Group Companies shall have any liability or responsibility with regard to any such Indebtedness, and (ii) any and all Transaction Expenses owed to Persons by the Group Companies so that immediately after the Closing none of the Group Companies shall have any liability or responsibility with regard to such Transaction Expenses.

6.7.         Exclusivity.

From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, neither the Company, the Stockholders nor the Stockholders’ Representative shall solicit, encourage, or facilitate (including, without limitation, by way of providing information regarding the Group Companies or their businesses to any Person or providing access to any Person) any inquiries, discussions or proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties of Group Companies (other than the sale of products or services in the ordinary course of business consistent with past practices) or any Equity Securities of any Group Company, any merger, business combination or recapitalization involving a Group Company, the liquidation, dissolution or reorganization of a Group Company, or any similar transaction, and the Company shall cause the other Group Companies and its and their respective Representatives to refrain from any of the foregoing. The Stockholders’ Representative shall promptly notify Buyer if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of the Stockholders’ Representative, the Group Companies, the Stockholders or their respective Representatives.

6.8.         Public Announcements.

The timing and content of all press releases or public announcements regarding any aspect of this Agreement, any Ancillary Document, or the Contemplated Transaction to the financial community, government agencies or the general public shall be mutually agreed upon in advance by Buyer and the Stockholders’ Representative. Notwithstanding the foregoing, each such party may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such party is subject; provided, that such party shall consult with the other party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other party with copies of any such announcement.

6.9.         Notice of Developments.

From and after the Closing Date, the Stockholders’ Representative shall promptly notify Buyer of (a) any notice or other communication from any Person challenging the Contemplated Transactions, (b) any notice or other oral or written communication from any Governmental Authority in connection with or relating to the Contemplated Transactions, and (c) any Event that constitutes, or would reasonably be expected to constitute as of the Closing Date, a breach or violation of any representation, warranty, covenant or agreement of the Company or a Stockholder under this Agreement; provided that no disclosure by the Stockholders’ Representative pursuant to this Section 6.9, or any other communication from the Stockholders’ Representative after the date hereof, shall be deemed (i) to amend or supplement the Company Disclosure Schedule or exhibits attached hereto or the representations and warranties contained in this Agreement, (ii) to prevent or cure any misrepresentation or breach of warranty, (iii) to affect in any way the indemnification provided under Section 9.2(a), or (iv) to otherwise prejudice any right or remedies of the Buyer Indemnitees.

6.10.       Termination of Affiliated Loans.

The Company shall cause all Affiliated Loans to be repaid, satisfied, discharged, and terminated at or prior to the Closing (including, without limitation, as necessary, offsetting amounts owed to the Group Companies against amounts to be paid to a Stockholder pursuant to this Agreement).

6.11.       Releases.

(a)           Effective as of the Closing, each Stockholder (on behalf of itself and each of its Affiliates, agents, trustees, beneficiaries, estate, heirs, successors and assigns (other than the Group Companies)) (each a “Releasor”) hereby: (a) represents and warrants that the Releasors have no Claims, other than Excluded Claims, against the Group Companies, Buyer, or any of their respective Affiliates, partners, stockholders, representatives, predecessors, successors, related entities or assigns in their respective capacities as such (collectively, the “Releasees”), with respect to the Group Companies or their respective businesses; (b) irrevocably and unconditionally releases the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, choses in action, suits, rights, demands, costs, Losses, debts and expenses (including, without limitation, all attorneys’ fees and costs incurred) of any kind or nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to the Group Companies, their respective businesses, or the Contemplated Transactions (collectively, “Claims”); provided, that the foregoing release does not include Claims arising from or related to any rights of such Releasor (i) under this Agreement or any other Ancillary Document to which such Releasor is a party, (ii) if Releasor is an employee of a Group Company, to any employment compensation, benefits or expense reimbursements accrued in the normal course for employment services rendered that are due and owing to Releasor but unpaid as of the Closing, (iii) any Claims by an officer or director for indemnification for being an officer or director of the Company or (iv) with respect to claims that cannot be released as a matter of law (collectively, “Excluded Claims”); provided further, that such Releasor expressly acknowledges that the release contained in this Section 6.11(a) applies to all Claims as defined above, whether such Claims are known or unknown, and includes Claims which if known by the releasing party might materially affect its decision to grant the release contained in this paragraph, and that such Releasor has considered and taken into account the possible existence of such Claims in determining to execute and deliver this Agreement, and Releasor expressly waives any rights or benefits under §1542 of the California Civil Code, or comparable laws as may apply, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”; (c) irrevocably and unconditionally covenants and agrees not to assert any suit, demand, litigation, lawsuit, action or claim against any Releasee regarding any Claim released under this Section 6.11(a); and (d) represents, warrants, covenants and agrees that no Claim or possible Claim against any Releasee has been or will be assigned or transferred, and agrees to indemnify and hold the Releasees harmless from any liability or damages arising as a result of any such assignment or transfer.

(b)           Effective as of the Closing, Buyer (on behalf of itself and each of its Affiliates, agents, trustees, beneficiaries, estate, heirs, successors and assigns (other than the Group Companies)) (each a “Buyer Releasor”) hereby: (a) represents and warrants that the Buyer Releasors have no Claims, other than the Claims set forth in clauses (i)-(iii) below, against the Stockholders or any of their respective Affiliates, partners, stockholders, representatives, predecessors, successors, related entities or assigns in their respective capacities as such (collectively, the “Buyer Releasees”), with respect to the Group Companies or their respective businesses; (b) irrevocably and unconditionally releases the Buyer Releasees from any and all Claims; provided, that the foregoing release does not include Claims arising from or related to any rights of such Buyer Releasor (i) under this Agreement or any other Ancillary Document to which such Buyer Releasor is a party, (ii) if a Buyer Releasee is an employee of a Group Company, to any Claims solely to the extent arising from employment of such Buyer Releasee with Buyer, or (iii) with respect to claims that cannot be released as a matter of law; provided further, that such Buyer Releasor expressly acknowledges that the release contained in this Section 6.11(b) applies to all Claims as defined above, whether such Claims are known or unknown, and includes Claims which if known by the releasing party might materially affect its decision to grant the release contained in this paragraph, and that such Buyer Releasor has considered and taken into account the possible existence of such Claims in determining to execute and deliver this Agreement, and Buyer Releasor expressly waives any rights or benefits under §1542 of the California Civil Code, or comparable laws as may apply, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”; (c) irrevocably and unconditionally covenants and agrees not to assert any suit, demand, litigation, lawsuit, action or claim against any Buyer Releasee regarding any Claim released under this Section 6.11(b); and (d) represents, warrants, covenants and agrees that no Claim or possible Claim against any Buyer Releasee has been or will be assigned or transferred, and agrees to indemnify and hold the Buyer Releasees harmless from any liability or damages arising as a result of any such assignment or transfer.

6.12.       Non-Competition and Non-Solicitation.

(a)           Each of Davison, L. Splane, Sarumaru, English, Montag, T. Splane, and Hall, for and on behalf of himself or herself and each of his or her Affiliates, covenants and agrees not to, for a period of two (2) years after the Closing Date, engage in any activity which is competitive with the businesses of the Group Companies, directly or indirectly, as a shareholder, member, partner, owner, joint venture, investor, lender or in any other capacity whatsoever (other than as an employee or service provider of a Group Company, Buyer or an Affiliate of Buyer). Notwithstanding the foregoing, each such Stockholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b)           Each Stockholder, for and on behalf of himself, herself, or itself and each of his, her, or its Affiliates, hereby covenants and agrees not to, for a period of two (2) years after the Closing Date, (i) directly or indirectly solicit or knowingly induce, or attempt to induce, for employment by such Stockholder or any Affiliate of such Stockholder, any Person who is an employee of a Group Company, or (ii) solicit, knowingly induce, or attempt to induce any customer of any Group Company or its business, or any customer, client, consultant, independent contractor, vendor, supplier, or partner of any Group Company or its business, to terminate, diminish, or materially alter in a manner harmful to Buyer, any of Buyer’s Affiliates or any Group Company, its relationship or their relationships with Buyer, any of Buyer’s Affiliates, or any Group Company (including, without limitation, by making any negative or disparaging statements or communications regarding Buyer, its Affiliates, or the Group Companies); provided that the foregoing restrictions shall not apply to general solicitations that are not specifically directed to customers, clients, consultants, independent contractors, vendors, suppliers or partners of Buyer, the Group Companies or their Affiliates; provided further, that such Stockholder and each of his, her, or its Affiliates shall not be prevented from soliciting or inducing (x) any employee whose employment has been terminated by a Group Company, and who is not employed by Buyer or any of its Affiliates, prior to any solicitation, inducement or attempted inducement by such Stockholder or (y) after 180 days from the date of termination of employment, any employee whose employment was voluntarily terminated by the employee.

(c)           Each Stockholder hereby acknowledges and confirms that (i) the provisions of this Section 6.12 are reasonable and necessary to protect the interests of Buyer and the Group Companies, (ii) any violation of this Section 6.12 will result in an immediate, irreparable injury to Buyer and the Group Companies, (iii) damages at law would not be reasonable or adequate compensation to Buyer and the Group Companies for violation of this Section 6.12, and (iv) in addition to any other available remedies, Buyer and the Group Companies shall be entitled to have the provisions of this Section 6.12 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security. In the event that the provisions of this Section 6.12 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law.

6.13.       Financing.

Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain cash financing in an amount that is sufficient to pay all amounts required to be paid by Buyer pursuant to this Agreement or any Ancillary Documents and to carry out and complete the Contemplated Transactions. The Company, the Stockholders and the Stockholders’ Representative shall each use their respective commercially reasonable efforts to provide such cooperation in connection with the arrangement of such financing as is reasonably requested by Buyer; provided that nothing in this Agreement shall obligate any Stockholder or any Affiliate of any Stockholder to provide any financing to the Buyer. Buyer shall consult with and keep the Stockholders’ Representative informed in reasonable detail of the status of its efforts to arrange such financing.

6.14.       Disclosure Schedules.

The parties hereto acknowledge that, in the interest of time, this Agreement has been executed and delivered by such parties on the date hereof prior to completion of the Company Disclosure Schedule and the Stockholder Disclosure Schedule. Following the date hereof, the parties hereto shall negotiate in good faith and use best efforts to mutually agree upon a final version of the Company Disclosure Schedule and the Stockholder Disclosure Schedule as promptly as practicable, and in any event within the fifteen (15)-day period immediately following the date hereof. Upon reaching mutual agreement on the Company Disclosure Schedule and the Stockholder Disclosure Schedule, such schedules shall be attached to this Agreement and treated for all purposes hereunder as if such schedules had been attached to this Agreement and delivered on the date hereof. For the avoidance of doubt, neither the Company nor any Stockholder shall be deemed to be in breach of its representations and warranties set forth herein from the date hereof until mutual agreement is reached on the Company Disclosure Schedule and the Stockholder Disclosure Schedule. In the event that the parties hereto are unable to agree upon the Company Disclosure Schedule and the Stockholder Disclosure Schedule prior to the expiration of such fifteen (15)-day period, Buyer shall have the right, exercisable in its sole discretion by providing written notice to the Stockholders’ Representative at any time prior to reaching mutual agreement on the Company Disclosure Schedule and the Stockholder Disclosure Schedule, to terminate this Agreement.

6.15.       D&O Insurance.

For six (6) years after the Closing Date, Buyer shall maintain in effect the current level and scope of directors’ and officers’ liability insurance or a tail insurance policy of the same level or scope, in each case covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof; provided that in no event shall Buyer be required to expend in any one year an amount in excess of 100% of the annual premium currently paid by the Company for such insurance, and if the annual premiums of such insurance coverage exceed such amount Buyer shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

ARTICLE VII
Conditions to Closing

7.1.         Conditions to the Obligations of the Stockholders and the Company.

The obligations of the Stockholders and the Company to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Stockholders’ Representative and the Company):

(a)           Representations and Warranties. (i) The Surviving Representations of Buyer shall be true and correct in all respects as of the date when made and as of the Closing Date, except for those Surviving Representations made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of Buyer in this Agreement (other than the Surviving Representations of Buyer) and in the Ancillary Documents shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all material respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(b)           Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the Ancillary Documents to be so performed or complied with by Buyer at or prior to the Closing.

(c)           Deliveries. The Stockholders’ Representative shall have received the deliveries contemplated by Section 8.2.

(d)           No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(e)           Use of Proceeds. In the event that investment proceeds received or to be received by Buyer from YA II PN, Ltd. will be used for the payment of all or any portion of the Consideration to the Stockholders, YA II PN, Ltd. shall have received the consent of its investors to the Buyer so using such investment proceeds for such payment.

(f)           Employment Agreements. With respect to each of Davison, L. Splane, Sarumaru, English, Montag, T. Splane, and Hall, Buyer and such individual shall have executed and delivered an amendment to such individual’s employment agreement that extends the term of such agreement to December 31, 2022.

7.2.         Conditions to the Obligations of Buyer.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)           Representations and Warranties. (i) The Surviving Representations of the Stockholders and the Company shall be true and correct in all respects as of the date when made and as of the Closing Date, except for those Surviving Representations made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of the Stockholders and the Company in this Agreement (other than the Surviving Representations of the Stockholders and the Company) and in the Ancillary Documents shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all material respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(b)           Performance. The Company and the Stockholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Company and the Stockholders at or prior to the Closing.

(c)           Deliveries. Buyer shall have received the deliveries contemplated by Section 8.1.

(d)           No Material Adverse Effect. Since the date hereof, there shall have been no Event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Group Companies.

(e)           California DOI Approval. The Company shall have obtained and/or completed, as applicable, either (i) all notification procedures, applications, and approvals from the California Department of Insurance as are required to consummate the Contemplated Transactions or (ii) an acknowledgment from the California Department of Insurance that no such formal notification procedure, separate application, or formal approval is required to consummate the Contemplated Transactions.

(f)           Regulatory Approvals. All of the Regulatory Approvals set forth in Section 7.2(f) of the Company Disclosure Schedule shall have been obtained or made at or prior to the Closing, in each case in form and substance reasonably satisfactory to Buyer.

(g)           Third Party Approvals. All of the Third Party Approvals set forth in Section 7.2(g) of the Company Disclosure Schedule shall have been obtained or made at or prior to the Closing, in each case in form and substance reasonably satisfactory to Buyer.

(h)           Indebtedness. None of the Group Companies shall have any Indebtedness.

(i)           Transaction Expenses. There shall be no accrued but unpaid Transaction Expenses.

(j)            Cash. Estimated Closing Cash as set forth in the Closing Date Statement shall be no less than $5,000,000 (the “Required Closing Cash”).

(k)           Current Liabilities. Estimated Closing Current Liabilities as set forth in the Closing Date Statement shall be no greater than $5,000,000.

(l)            No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(m)          Financial Capacity. Buyer shall have obtained and be in possession of cash in an amount that is sufficient to pay all amounts required to be paid by Buyer pursuant to this Agreement or any Ancillary Documents and to carry out and complete the Contemplated Transactions.

ARTICLE VIII
Deliveries at Closing

8.1.         Deliveries by the Company and the Stockholders at Closing.

On the Closing Date, the Company and the Stockholders shall deliver or cause to be delivered to Buyer:

(a)           Written resignations, dated as of the Closing Date, of each of the directors of each of the Group Companies appointed at the sole direction of the Stockholders.

(b)           Documentation evidencing the repayment or satisfaction in full, and discharge and termination, of all Indebtedness, including, without limitation, payoff letters, UCC termination statements and documentation evidencing the release of Liens relating thereto, as applicable, in form and substance reasonably satisfactory to Buyer.

(c)           An affidavit issued pursuant to and in compliance with Section 1445 of the Code (and the Treasury Regulations thereunder) and dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3).

(d)           An officer’s certificate signed by the chief executive officer of the Company and the Stockholders’ Representative to the effect set forth in Section 7.2(a), 7.2(b), 7.2(d), 7.2(h), 7.2(i), 7.2(j), and 7.2(k).

(e)           A certificate, signed by the secretary of the Company and dated as of the Closing Date, certifying that (a) attached thereto is a true, correct and complete copy of the certificate of incorporation and bylaws of each Group Company as in effect on the date of such certification, and (b) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party, and that such resolutions are in full force and effect.

(f)           Certificates of the Secretary of State of the applicable states of incorporation, which certificates shall be of a reasonably recent date, as to the due incorporation and good standing (or equivalent) of each Group Company.

(g)           Certificates representing all of the Purchased Shares, endorsed in blank or accompanied by duly executed stock powers, free and clear of all Liens.

(h)           If requested by Buyer with reasonable advance notice, an amendment to the Adoption and Election Agreement between the Company and TriNet or other evidence reflecting changes to the employer-level elections made by the Company thereunder, in form and substance reasonably satisfactory to Buyer, duly executed by the Company and TriNet.

(i)            An escrow agreement, in form and substance reasonably satisfactory to Buyer and the Stockholders’ Representative (the “Escrow Agreement”), duly executed by each of the Stockholders’ Representative and the Escrow Agent.

(j)            A right of first refusal agreement, in such form as may be mutually agreed between Buyer and Mark Angelo (the “ROFR Agreement”), duly executed by Mark Angelo.

(k)           Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

8.2.         Deliveries by Buyer at Closing.

On the Closing Date, Buyer shall deliver or cause to be delivered to the Stockholders’ Representative:

(a)           An officer’s certificate signed by the chief executive officer of Buyer to the effect set forth in Section 7.1(a) and 7.1(b).

(b)           A certificate, signed by the secretary of Buyer and dated as of the Closing Date, certifying that (a) attached thereto is a true, correct and complete copy of the certificate of incorporation and bylaws of Buyer as in effect on the date of such certification, and (b) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party, and that such resolutions are in full force and effect.

(c)           Certificate of the Secretary of State of Nevada, which certificates shall be of a reasonably recent date, as to the due incorporation and good standing of Buyer.

(d)           The ROFR Agreement, duly executed by Buyer.

(e)           Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE IX
Indemnification; Survival

9.1.         Expiration of Representations and Warranties.

All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the date that is the twelve (12)-month anniversary of the Closing Date (the “Expiration Date”), and all liability with respect to such representations and warranties shall thereupon be extinguished; provided, that the representations and warranties of (a) each Stockholder in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), and Section 3.3 (Purchased Shares), (b) the Company set forth in Section 4.20 (Tax Matters), Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.3 (Capitalization), and Section 4.25 (No Brokers) and (c) Buyer set forth in Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability), and Section 5.5 (No Brokers), shall continue in full force and effect until thirty (30) days after all applicable statutes of limitations, including, without limitation, waivers and extensions, have expired with respect to the matters addressed therein (the representations and warranties referred to in clauses (a) - (c) are collectively referred to as the “Surviving Representations”). All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing. Notwithstanding the foregoing, in the event a valid claim for indemnification has been asserted in good faith in accordance with Section 9.2(d) and such claim remains unresolved as of the expiration of the applicable survival period as set forth in this Section 9.1, then the covenant, agreement, representation or warranty (as applicable) that is the subject of such claim shall survive solely with respect to such claim until such claim is finally resolved.

9.2.         Indemnification.

(a)           By a Stockholder. Subject to the provisions of Section 9.1 relating to the survival of representations and warranties, from and after the Closing, each Stockholder (an “Indemnifying Stockholder”) shall severally and not jointly (pro rata based on the Purchased Shares being sold by the Stockholders hereunder) indemnify, defend and hold harmless Buyer, its Affiliates, officers, directors, employees, stockholders, members, partners, agents, representatives, permitted successors and permitted assigns (collectively, “Buyer Indemnitees”) from and against all claims, losses, Liabilities, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any Buyer Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by (A) the Company in Article IV or any Ancillary Document or (B) made by a Stockholder against whom indemnification is being sought in Article III in this Agreement or any Ancillary Document (for purposes of this clause (i) and solely for the purpose of determining the amount of Losses incurred by the Buyer Indemnitees (and not for purposes of determining whether a breach has occurred), determined without regard to any qualifications as to materiality or material adverse effect (or any correlative terms), other than with respect to the first sentence of Section 4.7 and where “material” is used for the purpose of listing and referring to Material Contracts); (ii) any breach of any covenant or agreement (A) of the Stockholders’ Representative, or of the Group Companies to the extent required to be performed or complied with by the Group Companies prior to the Closing, contained in this Agreement or any Ancillary Document, or (B) of the Stockholders contained in this Agreement or any Ancillary Document; (iii) any Transaction Expenses or Indebtedness of the Group Companies to the extent not paid, satisfied, and discharged prior to the Closing; (iv) any Pre-Closing Taxes not reimbursed by the Stockholders pursuant to Section 6.4(a) or arising from a Prohibited Tax Action to which the Stockholders’ Representative has not given written consent; (v) any claim by any Person with respect to acts, actions or activities of the Group Companies or their respective officers or directors prior to the Closing in connection with the Contemplated Transactions; and/or (vi) any amount payable in connection with any claim of the Stockholder against whom indemnification is being sought involving or related to his, her or its rights or status as a holder or former holder of any Capital Stock or other Equity Securities or ownership rights in the Group Companies during the period prior to the Closing.

(b)          By Buyer. Subject to the provisions of Section 9.1 relating to the survival of representations and warranties, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Stockholders and their respective Affiliates, trustees, beneficiaries, estates, heirs, spouses, other family members, officers, directors, employees, stockholders, members, partners, agents, representatives, permitted successors and permitted assigns (collectively, “Stockholder Indemnitees”) from and against all Losses incurred by any Stockholder Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Buyer in Article V or any Ancillary Document (for purposes of this clause (i) and solely for the purpose of determining the amount of Losses incurred by the Stockholder Indemnitees (and not for purposes of determining whether a breach has occurred), determined without regard to any qualifications as to materiality or material adverse effect (or any correlative terms)), (ii) any breach of any covenant or agreement of Buyer, or of the Group Companies to the extent required to be performed or complied with by the Group Companies after the Closing, contained in this Agreement or any Ancillary Document.

(c)          Limitations on Rights of Indemnitees. Notwithstanding anything herein to the contrary:

(i)            neither Buyer nor any Stockholder, as applicable, shall be required to indemnify an Indemnitee with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, unless and until the aggregate amount of all such claims for such matters exceeds an amount equal to $200,000, in which event the Indemnitee shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon Fraud or a breach of any of the Surviving Representations;

(ii)           in no event shall (1) the aggregate Liability of any Stockholder arising out of or relating to Section 9.2(a)(i) exceed the Stockholder’s Share of the Escrow Amount (which, with respect to each Stockholder, shall be deemed to be the product of (i) 10.0%, multiplied by the (ii) Consideration, multiplied by (iii) such Stockholder’s Share (with respect to each Stockholder, the “Stockholder’s Liability Cap”)); provided, however, that (A) the Stockholder’s Liability Cap for a claim for breach of any of the Surviving Representations of the Company or a Stockholder shall be increased to an amount inclusive of the Stockholder’s Liability Cap not to exceed the product of (x) fifty percent (50%) of the Consideration, multiplied by (y) such Stockholder’s Share, and (B) the Stockholder’s Liability Cap for a claim for indemnification for Losses for Fraud against a Stockholder shall be increased to an amount inclusive of the Stockholder’s Liability Cap not to exceed the product of (x) Consideration, multiplied by (y) such Stockholder’s Share.

(iii)          to the extent required by applicable Law, each Indemnitee shall use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the Contemplated Transactions upon becoming aware of any Event that would be reasonably expected to give rise to Losses;

(iv)          the amount of any Losses for which an Indemnitee claims indemnification under this Agreement shall be reduced by the amount of any insurance proceeds and any indemnification, contribution, offset or reimbursement payments actually received from a third party with respect to such Losses (net of (x) documented out-of-pocket expenses incurred in connection with such recovery, (y) deductibles, premiums and retentions paid pursuant to the insurance policies under which such recovery is made to the extent arising out of or in connection with such claims and (z) the net present value of any increase in premiums paid and retentions for such policies to the extent arising out of or in connection with such claim); provided that if an Indemnitee actually receives insurance proceeds or indemnification, contribution, offset or reimbursement payments from third party insurers with respect to such Losses, in each case, at any time subsequent to any indemnification payment pursuant to this Article IX, then such Indemnitee shall promptly reimburse the applicable Indemnitor for the lesser of (A) the amount of such proceeds and/or payments actually received by such Indemnitee in respect of such Losses (net of (x) documented out-of-pocket expenses incurred in connection with such recovery, (y) deductibles, premiums and retentions paid pursuant to the insurance policies under which such recovery is made to the extent arising out of or in connection with such claims, and (z) the net present value of any increase in premiums paid and retentions for such policies to the extent arising out of or in connection with such claim) and (B) the aggregate amount of the payment made by such Indemnitor in respect of such Losses; provided further that, with respect to any Losses incurred by the Group Companies, all such amounts, proceeds, and payments which are the subject of this Section 9.2(c)(iv) shall be calculated in accordance with the proportionality principle set forth in Section 9.2(c)(v);

(v)           [reserved];

(vi)          any indemnification provided hereunder shall be so applied as to avoid any double counting and no Indemnitee shall be entitled to obtain indemnification more than once for the same matter or Losses;

(vii)         notwithstanding anything to the contrary herein, claims for breach of Sections 9.2(a)(i)(B), 9.2(a)(ii)(B), or 9.2(a)(vi) shall only be made against that Stockholder who has breached or failed to perform and no other Stockholder will be liable therefor; and

(viii)        notwithstanding any other provision of this Agreement, no party hereto shall have liability for any consequential, exemplary or punitive damages, in each case, except to the extent any such damages are awarded and paid with respect to a claim asserted by a third party.

(d)          Procedure.

(i)           Direct Claims. If either a Buyer Indemnitee, on the one hand, or a Stockholder Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Article IX with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. The Indemnitor shall be deemed to deny the claim unless the Indemnitor acknowledges and agrees to such claim in writing signed by such Indemnitor. No acknowledgment or agreement by one Indemnitor shall be deemed an acknowledgement or agreement to such claim by any other Indemnitor; provided that any acknowledgement or agreement of the Stockholders’ Representative shall constitute the acknowledgement or agreement of all Indemnitors that are Stockholders in accordance with Section 9.2(d)(iv). If the Indemnitee and Indemnitor are unable to agree on the amount of any claim within fifteen (15) days after the Indemnitor’s receipt of the written notice set forth herein, either party shall be permitted to pursue resolution of such dispute in accordance with Section 11.11.

(ii)          Third-Party Actions (Other than Tax Contests).

(A)         If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor with respect to a claim asserted by a third party, then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. The Indemnitor shall have the right, at its option, exercisable within fifteen (15) Business Days after the date of such notice to assume the defense of any such matter with its own counsel and at its sole cost and expense; provided that (x) such counsel shall be reasonably satisfactory to the Indemnitee, (y) the Indemnitor shall have such right to assume the defense of any such matter only if the Indemnitor irrevocably relinquishes its right to contest whether such claim is indemnifiable hereunder and (z) the Indemnitor shall not have any right to assume the defense of any such matter if (1) the Indemnitee is a Buyer Indemnitee and the applicable third party claimant is a then-current customer of the Indemnitee or its Affiliates, (2) the Indemnitee is a Buyer Indemnitee and reasonably believes an adverse determination with respect to such matter would be materially detrimental to or materially injure the reputation and future business prospects of the Indemnitee or its Affiliates, (3) such matter is criminal in nature, (4) such matter seeks injunctive relief or other equitable remedies against the Indemnitee, (5) such matter seeks damages in excess of the amount for which the Indemnitee could obtain indemnification from the Indemnitor pursuant to this Article IX or (6) the Indemnitor fails to provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend such matter and fulfill its indemnification obligations under this Article IX.

(B)         If the Indemnitor elects to assume the defense of and indemnification for any such matter in accordance with this Section 9.2(d), then:

(1)            notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(2)            except in connection with any Litigation where any Indemnitee is adverse to any Indemnitor, the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and reasonably cooperate with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(3)            the Indemnitor shall not settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment, in each case without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed.

(C)         If (x) the Indemnitor elects not to assume the defense of and indemnification for such matter (or fails to notify the Indemnitee of such election within the period set forth in Section 9.2(d)(ii)(A)), (y) elects to assume the defense of and indemnification for such matter but then fails to diligently conduct such defense, or (z) is not entitled to assume the defense of such matter pursuant to Section 9.2(d)(ii)(A), then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(D)         The procedures in this Section 9.2(d)(ii) shall not apply to matters subject to Section 9.2(d)(iii) (Tax Contests) or to direct claims of an Indemnitee which are addressed in Section 9.2(d)(i).

(iii)         Tax Contests.

(A)         If, following the Closing Date, Buyer or any of the Group Companies receives from any Taxing Authority written notice of any Tax Contest with respect to which Buyer or the other Group Companies may reasonably have any liability for Pre-Closing Taxes, Buyer shall promptly provide a copy of such notice to the Stockholders’ Representative; provided, that Buyer’s failure to promptly provide a copy of such notice to the Stockholders’ Representative shall not affect the Buyer Indemnitee’s right to receive indemnification under Section 9.2(a) unless the Stockholders’ Representative is materially prejudiced thereby.

(B)          The Stockholders’ Representative shall have the right, at its expense, to control, manage and be responsible for any Tax Contest to the extent that such Tax Contest relates to Pre-Closing Taxes, other than Tax Contests with respect to a Straddle Period. Buyer may participate in such Tax Contest and the Stockholders’ Representative shall not settle, compromise or otherwise resolve such Tax Contest without the consent of Buyer, which consent will not be unreasonably withheld or delayed. The Stockholders’ Representative shall keep Buyer informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests. With respect to a Tax Contest controlled by the Buyer that relates to Pre-Closing Taxes, Buyer shall not settle, compromise or otherwise resolve such Tax Contest without the consent of the Stockholders’ Representative, which consent will not be unreasonably withheld or delayed.

(iv)         Stockholders’ Representative. All notices to be provided to the Stockholders as an Indemnitee or Indemnitor pursuant to this Section 9.2(d) shall be provided to the Stockholders’ Representative and the Stockholders’ Representative shall act on behalf of the Stockholder Indemnitees and any Stockholders that are Indemnitors under this Section 9.2(d).

(e)          Tax Treatment. The parties hereto agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

9.3.         Recourse; Escrow Release; Set-Off.

(a)          In the event that any Buyer Indemnitee is entitled to indemnification for Losses pursuant to this Article IX, then, subject to the applicable limitations set forth in this Article IX, such Buyer Indemnitee shall satisfy the amount of such Losses (i) from amounts then remaining in the Escrow Account and (ii) thereafter, directly from each Indemnifying Stockholder on a several but not joint basis. Upon a Buyer Indemnitee becoming entitled to receive any sums from the Escrow Account pursuant to this Article IX or Section 6.4(a), Buyer and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to such Buyer Indemnitee from the Escrow Account the amount to which such Buyer Indemnitee is so entitled (or the entire then-remaining balance of the Escrow Account, if less than such amount).

(b)          Upon the Expiration Date, Buyer and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Escrow Account to the Stockholders’ Representative (on behalf of and for further distribution to the Stockholders on a pro rata basis in accordance with their respective Stockholder’s Share) an amount equal to (i) the balance then remaining in the Escrow Account less (ii) the Stockholders’ collective Stockholders’ Share of the aggregate amount (as estimated by Buyer in good faith) of any claims of the Buyer Indemnitees for indemnification properly notified in accordance with this Article IX and that remain unresolved as of the Expiration Date (each, a “Pending Claim”).

(c)          Upon the full and final resolution of a Pending Claim, if the amount retained in the Escrow Account with respect to such Pending Claim pursuant to Section 9.3(b) exceeds the amount that the Buyer Indemnitees are entitled to receive from the Escrow Account pursuant to this Article IX in respect of such Pending Claim, then Buyer and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Escrow Account to the Stockholders’ Representative (on behalf of and for further distribution to the Stockholders on a pro rata basis in accordance with their respective Stockholder’s Share) the amount of such excess.

9.4.         Exclusive Remedy.

Following the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the Contemplated Transactions, shall be the rights of indemnification set forth in this Article IX only, and no person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by law, except for (a) the remedies arising from claims based on Fraud in connection with the Contemplated Transactions, (b) the equitable and other remedies available to the parties pursuant to Section 11.15, and (c) the dispute resolution mechanisms set forth in Section 2.4.

ARTICLE X
Termination

10.1.       Termination Events.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)           at any time, by mutual written agreement of the Stockholders’ Representative and Buyer; or

(b)           by Buyer, at any time prior to the Closing, if (i) the Company, any Stockholder, or the Stockholders’ Representative is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.2 incapable of being satisfied; or

(c)           by the Stockholders’ Representative, at any time prior to the Closing, if (i) Buyer is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from the Stockholders’ Representative (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.1 incapable of being satisfied;

(d)           by written notice by either the Stockholders’ Representative or Buyer to the other, at any time after the date that is the four (4)-month anniversary of the date hereof (the “Initial Outside Date”) if the Closing shall not have occurred on or prior to such date; provided, that (i) if, on the Initial Outside Closing Date, all of the conditions set forth in Article VII have been satisfied or waived, other than the condition set forth in Section 7.2(e) and those conditions that by their nature are to be satisfied by actions to be taken at the Closing, then Buyer shall be permitted, in its sole discretion, to elect to extend the Initial Outside Date for up to two (2) successive thirty (30)-day periods by providing written notice of such election to the Stockholders’ Representative on or prior to the Initial Outside Date, and (ii) the right to terminate this Agreement under this Section 10.1(d) shall not be available to such party if the action or inaction of such party (or in the case of the Stockholders’ Representative, the Company or the Stockholders) or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e)           by either Buyer or the Stockholders’ Representative if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order or taken any other action the effect of which is to permanently restrain, enjoin or otherwise prohibit the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 10.1(e) shall not be available to such party if the action or inaction of such party (or in the case of the Stockholders’ Representative, the Company or the Stockholders) or any of its Affiliates has been a principal cause of or resulted in such Order or action and such action or inaction constitutes a breach of this Agreement; or

(f)            by the Buyer pursuant to Section 6.14.

10.2.       Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties (or to the Stockholders’ Representative, if Buyer is the terminating party), and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 10.1, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2, Section 6.8, Article XI and by the provisions of the NDA; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.

ARTICLE XI
Miscellaneous

11.1.       Stockholders’ Representative.

(a)            Appointment of Stockholders’ Representative. Raymond Davison shall be the agent and attorney-in-fact for each of the Stockholders to act as Stockholders’ Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 11.1 and the Ancillary Documents (the “Stockholders’ Representative”). In the event of the resignation, death or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative reasonably satisfactory to Buyer shall thereafter be appointed by an instrument in writing signed by Buyer and such successor Stockholders’ Representative.

(b)           Authority. The Stockholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Stockholders (with full power of substitution in the premises) in connection with (i) the indemnity provisions of Article IX as they relate to the Stockholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (A) to receive all cash sums owing to the Stockholders under this Agreement, (B) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (C) to act as the representative of the Stockholders to review and authorize all claims and disputes or question the accuracy thereof, (D) to negotiate and compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, (E) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (F) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements (including, without limitation, the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Stockholders’ Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Buyer shall be entitled to rely on such appointment and to treat the Stockholders’ Representative as the duly appointed attorney-in-fact of each Stockholder. Notices given to the Stockholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Stockholders for all purposes under this Agreement.

(c)           Extent and Survival of Authority. The appointment of the Stockholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 11.1 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder, except for actions or omissions of the Stockholders’ Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Stockholder shall not terminate the authority and agency of the Stockholders’ Representative. Buyer and any other party to an Ancillary Document in dealing with the Stockholders’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Stockholders’ Representative as the act of the Stockholder.

(d)           Release from Liability; Indemnification. The Stockholders’ Representative shall not be liable to any Stockholder or to any other Person (other than Buyer), with respect to any action taken or omitted to be taken by the Stockholders’ Representative in his role as Stockholders’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Stockholders’ Representative, and the Stockholders’ Representative shall not be liable to any Stockholder in the event that, in the exercise of his reasonable judgment, the Stockholders’ Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyer against the Stockholders.

(e)           Reimbursement of Expenses. The Stockholders’ Representative shall receive no compensation for service as such, but shall receive reimbursement from, and be indemnified by, the Stockholders, pro rata in accordance with their respective Stockholder’s Share, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Stockholders’ Representative in the performance or discharge of his duties pursuant to this Section 11.1.

11.2.      Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

11.3.      Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

If to the Group Companies (prior to the Closing), the Stockholders or the Stockholders’ Representative:

Raymond Davison

5716 Corsa Ave, Suite 102

Westlake Village, California 91362

Email: rdavison@timios.com

With a copy (which shall not constitute notice) to:

Timothy Splane, General Counsel of the Company

5716 Corsa Ave, Suite 102

Westlake Village, California 91362

Email: tsplane@timios.com

and

Troy J. Rillo, Esq.

931 Dolphin Drive

Jupiter, Florida 33458

Email: t.rillo@me.com

If to Buyer or the Group Companies (after the Closing):

Ideanomics, Inc.

1441 Broadway, Suite 5116

New York, NY 10018

Attn: Alf Poor, Chief Executive Officer

Email: apoor@ideanomics.com

With a copy (which shall not constitute notice) to:

Venable LLP

1270 Avenue of the Americas

24th Floor

New York, NY 10020

Attn: William N. Haddad

Email: WNHaddad@Venable.com

11.4.       Governing Law.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of Delaware (excluding conflict of laws rules and principles).

11.5.       Entire Agreement.

This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Stockholder Disclosure Schedule, the Buyer Disclosure Schedule, and the Ancillary Documents, contains the entire agreement of the parties respecting the Contemplated Transactions and supersedes all prior agreements among the parties respecting the Contemplated Transactions. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Contemplated Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations.

11.6.       Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.7.       Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the parties hereto; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.8.       Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.9.       Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that Buyer Indemnitees or Stockholder Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

11.10.     Assignability.

This Agreement shall not be assigned by the Company without the prior written consent of Buyer. Prior to Closing, this Agreement shall not be assigned by Buyer without the prior written consent of the Company; provided, that Buyer may assign their rights and obligations under this Agreement without such required consent to an Affiliate, which assignment shall not relieve Buyer of its obligations hereunder.

11.11.     Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement (other than those disputes to be resolved by the Auditor in accordance with Section 2.4) shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum or (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

11.12.     No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.13.     Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.14.     Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

11.15.     Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.16.     Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including, without limitation, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.17.     Further Assurances.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions or any other of the Ancillary Documents, each of the parties shall take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

IDEANOMICS, INC.

By:
Name:
Title:

[Signature page to Stock Purchase Agreement]

TIMIOS HOLDINGS CORP.

By:
Name:
Title:

[Signature page to Stock Purchase Agreement]

MARK ANGELO FAMILY, LP

By:
Name:
Title:

MATTHEW BECKMAN FAMILY, LP

By:
Name:
Title:

GERALD EICKE FAMILY, LP

By:
Name:
Title:

DAVID GONZALEZ FAMILY, LP

By:
Name:
Title:

MICHAEL ROSSELLI

MAUREEN ANGELO

[Signature page to Stock Purchase Agreement]

2019 STOFFER FAMILY TRUST

By:
Name:
Title:

RAYMOND DAVISON, Individually and as Stockholders’ Representative

LEONARD SPLANE

YUTAKA SARUMARU

ROSS ENGLISH

SKS CONSULTING OF SOUTH FLORIDA CORP.

By:
Name:
Title:

JOSEPH MONTAG

[Signature page to Stock Purchase Agreement]

MATTHEW HALL

APOLLO GROUP HOLDINGS, LLC

By:
Name:
Title:

JORDAN TOMENGA

RICHARD AND DEANNAH THOMAS REVOCABLE TRUST

By:
Name:
Title:

DOMINIC JANERO

TIMOTHY SPLANE

[Signature page to Stock Purchase Agreement]

Schedule 2.2

(Purchased Shares)

Name	Pre-Transaction Shares*	Base Consideration	Shares to be Purchased by Buyer
Mark Angelo Family, LP	2,296,358	10,828,294	2,296,358
Matthew Beckman Family, LP	818,111	3,857,738	818,111
Gerald Eicke Family, LP	818,111	3,857,738	818,111
David Gonzalez Family, LP	818,111	3,857,738	818,111
Michael Rosselli	287,056	1,353,590	287,056
Trevor G. Stoffer and Monica Stoffer, Trustees of the 2019 Stoffer Family Trust	1,485,530	7,004,899	1,485,530
Maureen Angelo	703,381	3,316,737	703,381
Raymond Davison	580,995	2,739,636	580,995
Leonard Splane	399,431	1,883,485	399,431
Yutaka Sarumaru	275,538	1,299,278	275,538
Ross English	230,538	1,087,084	230,538
Timothy Splane	260,538	1,228,546	260,538
SKS Consulting	104,543	492,964	104,543
Joseph Montag	151,166	712,811	151,166
Matthew Hall	145,000	683,736	145,000
Apollo Group Holdings, LLC	100,000	471,542	100,000
Jordan Tomenga	25,000	117,886	25,000
Richard and Deannah Thomas Revocable Trust	25,000	117,886	25,000
Dominic Janero	18,750	88,414	18,750
	9,543,157	45,000,000	9,543,157

Percentage Ownership of Company			100.00%

* Represents the Common Stock beneficially owned by the named Stockholder immediately prior to the Contemplated Transactions.